UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Potbelly Corporation

(Name of registrant as specified in its charter)

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March 24, 2016

Dear Fellow Stockholder:

You are cordially invited to attend our Annual Meeting of Stockholders on May 12, 2016. We will hold the meeting at 8:00 a.m., Central Time, at the Westin O’Hare Hotel, 6100 N. River Road, Rosemont, Illinois 60018. Details of the business to be conducted at the Annual Meeting are given in the notice of meeting and proxy statement that follow.

Please vote promptly by following the instructions in this proxy statement or in the Notice of Internet Availability of Proxy Materials that was sent to you.

Sincerely,

Aylwin Lewis

Chairman of the Board and Chief Executive Officer

111 North Canal Street, Suite 850

Chicago, Illinois 60606

NOTICE OF ANNUAL MEETING OF

STOCKHOLDERS

TO BE HELD ON MAY 12, 2016

To our Stockholders:

The 2016 Annual Meeting of Stockholders of Potbelly Corporation will be held on May 12, 2016, at 8:00 a.m. Central Time, at the Westin O’Hare Hotel, 6100 N. River Road, Rosemont, Illinois 60018 for the following purposes:

1.	To elect Ann-Marie Campbell, Dan Ginsberg and Harvey Kanter as Class III directors to serve for a term of three years or until their successors are duly elected or appointed and qualified;

2.	The ratification of the appointment of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 25, 2016;

3.	To approve the Amended and Restated Potbelly Corporation 2013 Long-Term Incentive Plan; and

4.	To transact any other business properly brought before the Annual Meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

The Board of Directors has set the close of business on March 16, 2016 as the record date for determining Stockholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the Stockholders as of the record date will be available for inspection by Stockholders, for any purpose germane to the Annual Meeting, at the Company’s offices and at the offices of American Stock Transfer & Trust Company LLC, the Company’s independent share transfer agent, during normal business hours for a period of 10 days prior to the Annual Meeting. The list will also be available for inspection by Stockholders at the Annual Meeting.

All Stockholders are cordially invited to attend the Annual Meeting in person. EVEN IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE TAKE THE TIME TO PROMPTLY VOTE YOUR PROXY BY CAREFULLY FOLLOWING THE INSTRUCTIONS ON THE NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS. ALTERNATIVELY, IF YOU HAVE REQUESTED WRITTEN PROXY MATERIALS, PLEASE SIGN, DATE AND RETURN THE PROXY CARD IN THE RETURN ENVELOPE PROVIDED AS PROMPTLY AS POSSIBLE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 12, 2016: the Proxy Statement and Annual Report to Stockholders are Available at www.proxyvote.com.

By order of the Board of Directors,

Matthew Revord

Senior Vice President, Chief Legal Officer, General Counsel and Secretary

March 24, 2016

PROXY STATEMENT

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GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

POTBELLY CORPORATION

PROXY STATEMENT

The Board of Directors (the “Board of Directors” or “Board”) of Potbelly Corporation, a Delaware corporation, is using this proxy statement to solicit your proxy for use at our 2016 Annual Meeting. We are sending a Notice Regarding the Availability of Proxy Materials for the Annual Meeting and making proxy materials available to stockholders (or, for those who request, a paper copy of this proxy statement and the form of proxy) on or about March 24, 2016, to our stockholders of record as of the close of business on March 16, 2016. References in this proxy statement to “Potbelly,” “Company,” “we,” “us,” “our” and similar terms refer to Potbelly Corporation.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on May 12, 2016

This proxy statement and our Annual Report for the year ended 2015, which includes our Annual Report on Form 10-K, are available on the Internet at www.proxyvote.com. Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to our stockholders of record as of the close of business on March 16, 2016. All stockholders will have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials (www.proxyvote.com) or to request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or request a printed copy of our proxy materials may be found in the Notice Regarding Availability of Proxy Materials. In addition, stockholders may request to receive proxy materials in printed form or by email on an ongoing basis by calling 1-800-579-1639 or via email to sendmaterial@proxyvote.com.

Why am I receiving these materials?

Our Board of Directors is soliciting proxies for the 2016 Annual Meeting of Stockholders. On or about March 24, 2016, we expect to begin mailing these proxy materials to stockholders of record as of the close of business on March 16, 2016, the record date. On the record date, there were 26,117,209 shares of our common stock outstanding.

Where and when is the Annual Meeting of Stockholders?

We will hold the Annual Meeting of Stockholders on Thursday, May 12, 2016, at 8:00 a.m., Central Time, at the Westin O’Hare Hotel, 6100 N. River Road, Rosemont, Illinois 60018.

What am I being asked to vote on at the meeting?

We are asking our stockholders to consider the following items:

•	the election of three nominees for director named in this proxy statement;

•	the ratification of the appointment of our independent registered public accounting firm;

•	the approval of the Amended and Restated Potbelly Corporation 2013 Long-Term Incentive Plan; and

•	any other business properly introduced at the Annual Meeting.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

How many votes do I have?

You have one vote for each share of our common stock that you owned at the close of business on the record date. These shares include:

•	shares registered directly in your name with our transfer agent, for which you are considered the “stockholder of record;” and

•	shares held for you as the beneficial owner through a broker, bank or other nominee in “street name.”

What is the difference between holding shares as a “stockholder of record” and as a “beneficial owner”?

If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares. We have sent these proxy materials directly to you.

If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of the shares held in street name. Your broker, bank or other nominee who is considered the stockholder of record with respect to those shares has forwarded these proxy materials to you. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or the Internet.

How can I vote my shares?

You can vote by proxy or in person.

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. We have designated two of our officers as proxies for the Annual Meeting of Stockholders to be held on May 12, 2016. These officers are Aylwin Lewis and Matthew Revord.

How You Can Vote

Stockholders of Record. Stockholders of record may vote their shares or submit a proxy to have their shares voted by one of the following methods:

•

By Internet - You may authorize your proxy on-line via the Internet by accessing the website www.proxyvote.com and following the instructions provided on the Notice Regarding the Availability of Proxy Materials or, if you have requested written proxy materials, the proxy card. Internet voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 11, 2016.

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By Telephone - You may authorize your proxy by touch-tone telephone by calling 1-800-690-6903. Telephone voting facilities will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 11, 2016.

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By Mail - If you request paper copies of the proxy materials to be sent to you by mail, you may authorize your proxy by completing, signing and dating your proxy card and returning it in the reply envelope included with the paper proxy materials.

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In Person - You may attend the Annual Meeting and vote in person by completing a ballot; however, attending the Annual Meeting without completing a ballot will not count as a vote. If you choose to vote in person, you must bring proof of identification and your notice or proxy card showing your control number to the Annual Meeting.

Beneficial Owners. If you are the beneficial owner of your shares of common stock (that is, you hold your shares in “street name” through an intermediary such as a broker, bank or other nominee), you will receive instructions from your broker, bank or nominee.

Your broker, bank or nominee will not vote your shares of stock on any matters unless you provide them instructions on how to vote your shares of stock. You should instruct your broker or nominee how to vote your shares of stock by following the

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

directions provided by your broker or nominee. Alternatively, you may obtain a proxy from your bank, broker or other holder of record and bring it with you to hand in with a ballot in order to be able to vote your shares at the meeting. If you choose to vote at the meeting, you must bring the following: (i) proof of identification, (ii) an account statement or letter from the broker, bank or other nominee indicating that you are the owner of the stock and (iii) a signed proxy from the stockholder of record giving you the right to vote the stock. The account statement or letter must show that you were the beneficial owner of the stock on March 16, 2016.

General. If you submit your proxy using any of the methods above, Aylwin Lewis or Matthew Revord will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some, or none of the nominees for director and for or against any other proposals properly introduced at the Annual Meeting. If you vote by telephone or Internet and choose to vote with the recommendation of our Board of Directors, or if you vote by mail, sign your proxy card, and do not indicate specific choices, your shares will be voted “FOR” the election of both nominees for director, “FOR” ratification of the appointment of our independent public accounting firm, and “FOR” the approval of the Amended and Restated Potbelly Corporation 2013 Long-Term Incentive Plan.

If any other matter is presented, your proxy will authorize Aylwin Lewis or Matthew Revord to vote in accordance with their best judgment. At the time this proxy statement was filed, we knew of no matters to be considered at the Annual Meeting other than those referenced in this proxy statement.

How can I revoke my proxy?

You may revoke a proxy in any one of the following three ways:

•	submit a valid, later-dated proxy, or vote again electronically after your original vote;

•	notify our corporate secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	vote in person at the Annual Meeting.

Is my vote confidential?

Yes. Voting tabulations are confidential except in extremely limited circumstances. Such limited circumstances include contested solicitation of proxies, when disclosure is required by law, to defend a claim against us or to assert a claim by us and when a stockholder’s written comments appear on a proxy or other voting material.

What “quorum” is required for the Annual Meeting?

In order to have a valid stockholder vote, a quorum must exist at the Annual Meeting. For us, a quorum exists when stockholders holding a majority of the issued and outstanding shares entitled to vote are present or represented at a meeting.

What vote is required to approve each item?

Item	Vote Required	Broker Discretionary Voting Allowed
Proposal 1. Election of Directors	Plurality of votes cast	No
Proposal 2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 25, 2016	Majority of shares present in person or represented by proxy and entitled to vote	Yes
Proposal 3. Approval of the Amended and Restated Potbelly Corporation 2013 Long-Term Incentive Plan	Majority of shares present in person or represented by proxy and entitled to vote	No

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

How are the voting results determined?

In the election of Class III Directors, your vote may be cast “FOR” each of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. The nominees receiving the largest number of “FOR” votes will be elected as directors, up to the maximum number of directors to be chosen for election. In the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, your vote may be cast “FOR,” “AGAINST” or “ABSTAIN” with respect to that proposal. In the approval of the Amended and Restated Potbelly Corporation 2013 Long-Term Incentive Plan, your vote may be cast “FOR”, “AGAINST” or “ABSTAIN” with respect to that proposal.

If you are a record holder and you sign (including electronic confirmations in the case of Internet or telephone voting) your proxy card with no instructions on how to vote, your stock will be voted in accordance with the recommendations of the Board. If you are a beneficial owner and you sign (including electronic confirmation in the case of Internet or telephone voting) your broker voting instruction card with no instructions on how to vote, your stock will be voted in the broker’s discretion only with respect to “routine” matters but will not be voted with respect to “non-routine” matters.

Broker non-votes occur when brokers do not have discretionary voting authority to vote certain shares held in “street name” on particular “non-routine” proposals including the election of directors, and the “beneficial owner” of those shares has not instructed the broker to vote on those proposals. If you are a beneficial owner, your broker, bank or other nominee is permitted to vote your shares only with regard to ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, even if the holder does not receive voting instructions from you. Shares registered in the name of a broker, bank or other nominee, for which proxies are voted on some, but not all matters, will be considered to be represented at the Annual Meeting and voted only as to those matters for which the broker, bank or other nominee has authority to vote.

Because the election of directors is determined on the basis of a plurality of the votes cast, abstentions have no effect on the outcome of the election of Class III directors, although they will result in a director receiving fewer votes. Because the approval of a majority of shares present and entitled to vote is required to ratify the appointment of Deloitte & Touche LLP as our independent public accountants and to approve our amended and restated long-term incentive plan, abstentions have the effect of a vote against those proposals. Broker non-votes will have no direct effect on the outcome of the election of Class III directors, on the ratification of our independent public accountants, or on the approval of our amended and restated long-term incentive plan.

What are the fiscal year end dates?

This proxy statement provides information about the matters to be voted on at the 2016 Annual Meeting of Stockholders and additional information about Potbelly and its executive officers and directors. Some of the information is provided as of the end of our 2014, or 2015 fiscal years as well as some information being provided as of a more current date. Our fiscal year 2014 ended on December 28, 2014 and our fiscal year 2015 ended on December 27, 2015.

Where can I find the voting results?

We intend to announce preliminary voting results at the Annual Meeting. We will publish the final results in a Current Report on Form 8-K, which we expect to file on or before May 18, 2016. You can obtain a copy of the Form 8-K by logging on to our website at http://investors.potbelly.com/financials.cfm, or by calling the SEC at 800-SEC-0330 for the location of the nearest public reference room, or through the EDGAR system at www.sec.gov. Information on our website does not constitute part of this proxy statement.

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Overview

All of our corporate governance materials, including our corporate governance guidelines, our ethics code of conduct and Board committee charters, are published under the Corporate Governance section of our Investor Relations website at www.potbelly.com. Information on our website does not constitute part of this proxy statement. These materials are also available in print to any stockholder without charge upon request made by telephone at (312) 951-0600 or by mail to our principal executive offices at Potbelly Corporation, 111 North Canal Street, Suite 850, Chicago, Illinois 60606, Attention: Corporate Secretary. The Board of Directors regularly reviews these materials, Delaware law, the rules and listing standards of the Nasdaq Global Select Market (“NASDAQ”) and SEC rules and regulations, as well as best practices suggested by recognized governance authorities, and modifies the materials as it believes is warranted.

Director Independence

Our Board of Directors reviews the independence of the current and potential members of the Board of Directors in accordance with independence requirements set forth in the NASDAQ rules and applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”). During its review, the Board of Directors considers transactions and relationships between each director and potential director, as well as any member of his or her immediate family, and the Company and its affiliates, including those related-party transactions contemplated by Item 404(a) of the SEC’s Regulation S-K. The Board of Directors must affirmatively determine that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company, that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The purpose of this review is to determine whether any such relationships or transactions exist that are inconsistent with a determination that the director is independent. Our Board of Directors has determined that all current directors except Aylwin Lewis are “independent” as such term is defined by NASDAQ rules, our corporate governance standards and the federal securities laws. With respect to directors who served in fiscal year 2015 but are no longer on the Board of Directors as of March 1, 2016 (Vann Avedisian, Bryant Keil and Dan Levitan), our Board determined that Mr. Levitan was “independent” as so defined.

Ethics Code of Conduct

We have a written ethics code of conduct that applies to our directors, officers and employees. A copy of this code is available at http://investors.potbelly.com/governance.cfm. We will disclose information regarding any amendment to or waiver from the provision of this code by posting it on the same portion of our website.

Conflicts of Interest

Pursuant to our ethics code of conduct and our related party transaction policy, each director and executive officer has an obligation not to engage in any transaction that could be deemed a conflict of interest. Our directors may not engage in any transaction that could impact their independence on the Board of Directors. See “Related Party Transactions.”

Structure of the Board of Directors

Our Board of Directors currently consists of eight members, comprised of Aylwin Lewis, Peter Bassi, Ann-Marie Campbell, Susan Chapman-Hughes, Dan Ginsberg, Marla Gottschalk, Harvey Kanter and Carl Warschausky. Our certificate of incorporation provides that our Board of Directors shall consist of not more than twelve directors, with the exact number as determined from time to time by resolution of the Board.

Our Board is divided into three classes with staggered terms. Mr. Lewis, Mr. Bassi and Ms. Gottschalk are Class I directors with a term expiring at our 2017 annual meeting of stockholders. Ms. Chapman-Hughes and Mr. Warschausky serve as Class II directors with a term expiring at our 2018 annual meeting of stockholders. Ms. Campbell, Mr. Ginsberg and Mr. Kanter serve as

CORPORATE GOVERNANCE

Class III directors and are current nominees for election with a term expiring at our 2018 annual meeting of stockholders. At our 2018 annual stockholder meeting, our classified board structure will be phased out and, beginning at such meeting, all directors shall be elected for a term expiring at the next annual stockholder meeting.

Our amended and restated bylaws (our “Bylaws”) provide that directors may only be removed for cause. To remove a director for cause, 66-2/3% of the voting power of the outstanding voting stock must vote as a single class to remove the director at an annual or special meeting. Additionally, our certificate of incorporation provides that, if a director is removed or if a vacancy occurs due to either an increase in the size of the Board or the death, resignation, disqualification or other cause, the vacancy will be filled solely by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum remain.

Board Leadership Structure

Mr. Lewis serves as both our Chief Executive Officer and our Chairman of the Board. Our Board of Directors has carefully considered its leadership structure and believes at this time that the Company and its stockholders are best served by having one person serve both positions. We believe that combining the roles fosters accountability, effective decision-making and alignment between interests of the Board of Directors and management. Mr. Lewis also is able to use the in-depth focus and perspective gained in his executive function to assist our Board of Directors in addressing both internal and external issues affecting the Company.

Our Board of Directors determined as part of our corporate governance principles, and as required in our Bylaws, that the Board of Directors shall appoint one independent director to serve as lead independent director. Mr. Bassi is our lead director and his responsibilities include presiding over periodic meetings of our independent directors and overseeing the function of our Board of Directors and committees. The lead director is also responsible for providing leadership to our Board if any circumstances arise in which the role of the chairman may be, or may be perceived to be, in conflict. The Bylaws also provide that the chairperson of each of our committees will rotate at least once every three years. Our Board of Directors believes that these and other structural features provide for substantial independent oversight of the Company’s management.

Our Board of Directors recognizes that depending on future circumstances, other leadership models may become more appropriate. Accordingly, our Board of Directors will continue to periodically review its leadership structure.

Director Biographies

The following is a list of our current directors, their ages as of December 31, 2015, their occupation during the last five years and certain other biographical information:

Aylwin Lewis, 61, has served as our Chief Executive Officer and President and a director since June 2008. From September 2005 to February 2008, Mr. Lewis served as Chief Executive Officer and President of Sears Holdings Corporation. Prior to that, Mr. Lewis was President of Sears Holdings and Chief Executive Officer of Kmart and Sears Retail following Sears’ acquisition of Kmart Holding Corporation in 2005. Mr. Lewis had been president and Chief Executive Officer of Kmart since October 2004 until that acquisition. From January 2003 to October 2004, he was President, Chief Multi-Branding and Operating Officer of Yum! Brands, Inc. and served as Chief Operating Officer of Yum! Brands from December 1999 to January 2003. Mr. Lewis has over 26 years of experience in the restaurant industry. Mr. Lewis is also a member of the board of directors of The Walt Disney Company and Starwood Hotels & Resorts Worldwide. Our Board of Directors believes Mr. Lewis’ qualifications to serve as a member of our Board include his role as Chief Executive Officer and President, his extensive experience in the restaurant industry and his leadership experience as an executive at publicly-traded companies in the restaurant and retail sectors.

Peter Bassi, 66, has served as our director since January 2009. Mr. Bassi retired in 2005 as Chairman of Yum! Restaurants International (“YRI”), the international division of Yum! Brands, Inc., where he served as President beginning in July 1997 and was in charge of YRI’s Asian business prior to that. Yum! was created in 1997 in a spin-off from PepsiCo, Inc. Mr. Bassi joined PepsiCo in 1972 and served in various assignments at Pepsi Cola International, Pizza Hut (U.S. and International), Frito Lay and Taco Bell. From 2002 to 2009, Mr. Bassi served on the board of The Pep Boys—Manny, Moe & Jack and from 2008 to 2010, he served on the board of El Pollo Loco, Inc. Mr. Bassi currently serves on the board of BJ’s Restaurants, Inc. and AmRest Holdings SE. Our Board of Directors believes Mr. Bassi’s qualifications to serve as a member of our Board include his extensive experience in the restaurant industry and his years of experience in his leadership roles as a director and executive officer.

Ann-Marie Campbell, 50, has served as our director since August 2014. Ms. Campbell has been Executive Vice President—U.S. Stores for The Home Depot since February 2016. Ms. Campbell has worked for The Home Depot since 1985, progressing from associate, to district manager to vice president, prior to assuming her current position. Ms. Campbell serves on the boards

CORPORATE GOVERNANCE

of Barnes & Noble, Inc. and Georgia State University’s Robinson College of Business and of Catalyst, a nonprofit dedicated to expanding opportunities for women and business. Our Board of Directors believes Ms. Campbell’s qualifications to serve as a member of our Board include her extensive experience in merchandising, sales and marketing.

Susan Chapman-Hughes, 47, has served as our director since May 2014. Since December 2014, Ms. Chapman-Hughes has been Senior Vice President, US Large Market, Global Corporate Payments for American Express Company. Prior to assuming her current role, Ms. Chapman-Hughes was Senior Vice President, US Account Development, Global Corporate Payments for American Express from November 2013 through December 2014; and she was the Senior Vice President, Global Real Estate & Workplace Enablement for American Express from July 2010 through November 2013. Before joining American Express Company, Ms. Chapman-Hughes was the Global CAO/Global Head of Operations and Strategy, Citi Realty Services for Citigroup, Inc. Ms. Chapman-Hughes serves on the board of trustees of the National Trust for Historic Preservation and the board of directors of A Better Chance, each of which is a national nonprofit organization. Our Board of Directors believes Ms. Chapman-Hughes’s qualifications to serve as a member of our Board include her real estate knowledge and her general management, innovation, financial and digital experience.

Dan Ginsberg, 63, has served as our director since February 2014. Mr. Ginsberg was Chief Executive Officer of Dermalogica, a U.S.-based skincare brand, from January 2011 through August 2014 and has a comprehensive background in branding strategy, marketing, and advertising. Mr. Ginsberg’s previous roles include Chief Executive Officer of Red Bull, NA until 2007. Before his Red Bull service, Mr. Ginsberg had been an advertising and marketing executive who held executive positions at agencies such as NW Ayer and Cunningham & Walsh, and Chief Marketing Officer at Hardee’s. Our Board of Directors believes Mr. Ginsberg’s qualifications to serve as a member of our Board includes his extensive executive officer experience as well as his marketing and branding expertise.

Marla Gottschalk, 55, has served as our director since November 2009. Ms. Gottschalk was Chief Executive Officer of The Pampered Chef Ltd., a marketer of kitchen tools, food products and cookbooks for preparing food in the home, from May 2006 until December 2013 and its President and Chief Operating Officer from December 2003 until May 2006. Ms. Gottschalk joined Pampered Chef from Kraft Foods, Inc., where she worked for 14 years in various management positions, including Senior Vice President of Financial Planning and Investor Relations for Kraft, Executive Vice President and General Manager of Post Cereal Division and Vice President of Marketing and Strategy of Kraft Cheese Division. Ms. Gottschalk is currently a member of the board of trustees of Underwriters Laboratories, a world leader in safety testing and certification, a strategic board advisor for Ocean Spray Cranberries, Inc., and sits on the board of directors for Big Lots. She has previously served as a director of GATX Corp. and as a director of Visteon Corp. Our Board of Directors believes Ms. Gottschalk’s qualifications to serve as a member of our Board include her extensive experience with global companies, her expertise in the food industry and her years of experience in operations and strategic management.

Harvey Kanter, 54, has served as our director since August 2015. Since March 2012, Mr. Kanter has served as Chief Executive Officer and President of Blue Nile, Inc., an online retailer of diamonds and fine jewelry. Prior to joining Blue Nile, from January 2009 through March 2012, Mr. Kanter was the Chief Executive Officer and President of Moosejaw Mountaineering and Backcountry Travel, Inc., a premium outdoor apparel and gear retailer. Mr. Kanter serves on the board of directors for Blue Nile, Inc. (and certain of its subsidiaries) and for the non-profit organization Jewelers for Children. Our Board of Directors believes Mr. Kanter’s qualifications to serve as a member of our Board include his deep retail industry experience, brand expertise and leadership skills.

Carl Warschausky, 56, has served as our director since May 2015. Since January 2013, Mr. Warschausky has been the President and Chief Executive Officer of World Kitchen, LLC, a global housewares and consumer products manufacturer. Mr. Warschausky has been with World Kitchen, LLC since 2008, serving in various roles including Chief Operating Officer, President of the North America division, and Chief Financial Officer. Mr. Warschausky serves on the board of directors for World Kitchen, LLC. Our Board of Directors believes Mr. Warschausky’s qualifications to serve as a member of our Board include his extensive finance and general management experience in dynamic industries, as well as his global perspective and experience.

Board Meetings

Our Board of Directors held seven meetings during fiscal 2015. In 2015, each of our directors attended at least 75% of the aggregate number of meetings held by the Board of Directors, and the committees on which the director served, when such director was a member of the Board of Directors. Under our corporate governance guidelines, each director is expected to make every effort to attend each board meeting and each meeting of any committee on which he or she sits.

The Company’s directors are encouraged to attend our annual meeting of stockholders, but we do not currently have a policy relating to directors’ attendance at these meetings. All of our directors at the time attended our 2015 annual meeting of stockholders.

CORPORATE GOVERNANCE

Board Committees

Our Board of Directors has established three standing committees to assist it with its responsibilities. The composition and responsibilities of each committee are described below. The membership and responsibilities of each committee comply with the listing requirements of NASDAQ. Members serve on these committees until their resignation or until otherwise determined by our Board of Directors. A new chairperson of each committee is appointed at least once every three years. In the future, the Board may establish other committees, as it deems appropriate, to assist it with its responsibilities.

Audit Committee

The purpose of the audit committee is set forth in the audit committee charter and is primarily to assist the Board in overseeing:

•	the integrity of our financial statements, our financial reporting process and our systems of internal accounting and financial controls;

•	our compliance with legal and regulatory requirements;

•	the independent auditor’s qualifications and independence;

•	the evaluation of enterprise risk issues;

•	the performance of our internal audit function and independent auditor;

•	the preparation of an audit committee report as required by the SEC to be included in our annual proxy statement; and

•	Potbelly’s systems of disclosure controls and procedures and ethical standards.

The audit committee consists of Ms. Chapman-Hughes, Mr. Ginsberg, Ms. Gottschalk, and Mr. Warschausky and the chairperson is Mr. Warschausky. Our Board of Directors has affirmatively determined that each of these audit committee members meets the additional heightened independence criteria applicable to directors serving on the audit committee under NASDAQ and SEC rules. Our Board of Directors has also determined that each of Ms. Chapman-Hughes, Mr. Ginsberg, Ms. Gottschalk, and Mr. Warschausky meet the requirements for financial literacy under the applicable NASDAQ rules and that each is an “audit committee financial expert” within the meaning of Item 407 of Regulation S-K. Our Board of Directors has adopted a written charter under which the audit committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at http://investors.potbelly.com/governance.cfm.

The audit committee held five meetings during fiscal year 2015.

Nominating and Corporate Governance Committee

The purpose of the nominating and corporate governance committee is set forth in the nominating and corporate governance committee charter and is primarily to:

•

identify individuals qualified to become members of our Board of Directors, and to recommend to our Board of Directors the director nominees for each annual meeting of stockholders or to otherwise fill vacancies on the Board;

•	review and recommend to our Board of Directors committee structure, membership and operations;

•	recommend to our Board of Directors the persons to serve on each committee and a chairman for such committee;

•	develop and recommend to our Board of Directors a set of corporate governance guidelines applicable to us; and

•	lead our Board of Directors in its annual review of its performance.

The nominating and corporate governance committee consists of Mr. Bassi, Ms. Chapman-Hughes and Mr. Ginsberg and the chairperson is Mr. Bassi. Our Board of Directors has adopted a written charter under which the nominating and corporate governance committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at http://investors.potbelly.com/governance.cfm.

The nominating and corporate governance committee held three meetings during fiscal year 2015.

CORPORATE GOVERNANCE

Compensation Committee

The purpose of the compensation committee is set forth in the compensation committee charter and is primarily to:

•	oversee our executive compensation policies and practices;

•

discharge the responsibilities of our Board of Directors relating to executive compensation by determining and approving the compensation of our Chief Executive Officer and our other executive officers and reviewing and approving any compensation and employee benefit plans, policies, and programs, and exercising discretion in the administration of such programs; and

•

produce, approve and recommend to our Board of Directors for its approval reports on compensation matters required to be included in our annual proxy statement or annual report, in accordance with all applicable rules and regulations.

For more information regarding the process and procedures regarding the determination of executive and director compensation, see “Executive and Director Compensation.”

The compensation committee consists of Ms. Campbell, Ms. Gottschalk and Mr. Kanter and the chairperson is Ms. Gottschalk. Our Board of Directors has affirmatively determined that each of these compensation committee members meets the additional, heightened independence criteria applicable to directors serving on the compensation committee under NASDAQ rules. Our Board of Directors has adopted a written charter under which the compensation committee operates. A copy of the charter, which satisfies the applicable standards of the SEC and NASDAQ, is available on our website at http://investors.potbelly.com/governance.cfm.

The compensation committee held five meetings during fiscal year 2015.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee is, or has at any time been, an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers who served as a member of our Board or our compensation committee during fiscal 2015. No directors served on our compensation committee in 2015 other than Ms. Campbell, Ms. Gottschalk and Mr. Kanter, the directors currently serving on such committee, and Dan Levitan, who resigned as a director of the Company in February 2016.

Board’s Role in Risk Oversight

The entire Board of Directors is engaged in risk management oversight. At the present time, the Board of Directors has not established a separate committee to facilitate its risk oversight responsibilities. The Board of Directors expects to continue to monitor and assess whether such a committee would be appropriate. The audit committee assists the Board of Directors in its oversight of our risk management and the process established to identify, measure, monitor, and manage risks, in particular major financial risks. The compensation committee assesses risks arising from our compensation policies and practices. The Board of Directors receives regular reports from management, as well as from the audit committee and compensation committee, regarding relevant risks and the actions taken by management to address those risks.

Policy for Director Recommendations

Our nominating and corporate governance committee is responsible for reviewing and making recommendations to our Board of Directors regarding nominations of candidates for election as a director of the Company. The nominating and corporate governance committee identifies new director candidates through a variety of sources. Such committee will consider director candidates recommended by stockholders in the same manner it considers other candidates, but it has no obligation to recommend such candidates. A stockholder that wants to recommend a candidate for election to the Board of Directors should send a recommendation in writing to Potbelly Corporation, 111 North Canal Street, Suite 850, Chicago, Illinois 60606, Attention: Corporate Secretary. Such recommendation should describe the candidate’s qualifications and other relevant biographical information and provide confirmation of the candidate’s consent to serve as director.

Stockholders may also nominate directors at the annual meeting by adhering to the advance notice procedure described under “Stockholder Proposals for the 2017 Annual Meeting” elsewhere in this Proxy Statement.

The nominating and corporate governance committee works with the Board on an annual basis to determine the appropriate characteristics, skills and experience for the Board as a whole and its individual members. In evaluating the suitability of individual

CORPORATE GOVERNANCE

Board members, the Board and the nominating and corporate governance committee will take into account factors such as the individual’s general understanding of disciplines relevant to the success of a publicly traded company; understanding of Potbelly’s business; education and professional background, including current employment and other board memberships; reputation for integrity; and any other factors they consider to be relevant. The Board will endeavor to reflect the diversity of Potbelly’s stockholders, employees and customers and the communities it serves. Additionally, in determining whether to recommend a director for re-election, the nominating and corporate governance committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

If the nominating and corporate governance committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation and engagement of an outside search firm to gather additional information. From time to time for a fee, Potbelly has used the executive search firm, Amrop Knightsbridge, to identify and evaluate or assist in identifying and evaluating potential candidates for election as directors. Amrop Knightsbridge has recommended candidates for director in the past.

Communication with the Board

Stockholders and other parties interested in communicating directly with one or more individual directors or with the non-management directors as a group, may do so by writing to the individual director or group, c/o Potbelly Corporation, 111 North Canal Street, Suite 850, Chicago, Illinois 60606, Attention: Corporate Secretary. The Board has directed our corporate secretary to forward stockholder communications to our chairman and any other director to whom the communications are directed. In order to facilitate an efficient and reliable means for directors to receive all legitimate communications directed to them regarding our governance or operations, our corporate secretary will use his discretion to refrain from forwarding the following: sales literature; defamatory material regarding us and/or our directors; incoherent or inflammatory correspondence, particularly when such correspondence is repetitive and was addressed previously in some manner; and other correspondence unrelated to the Board of Director’s corporate governance and oversight responsibilities.

PROPOSAL NO. 1

PROPOSAL No. 1

ELECTION OF DIRECTORS

Three candidates have been nominated for election as Class III directors at the Annual Meeting. Our Board of Directors has nominated Ann-Marie Campbell, Dan Ginsberg and Harvey Kanter for re-election as Class III directors for a two-year term that will expire at our fifth annual meeting of stockholders in 2018. The Board of Directors is not aware that any nominee will be unwilling or unable to serve as a director. All nominees have consented to be named in the proxy statement and to serve if elected. If, however, a nominee is unavailable for election, your proxy authorizes us to vote for a replacement nominee if the Board of Directors names one. As an alternative, the Board of Directors may reduce the number of directors to be elected at the meeting. Proxies may not be voted for a greater number of persons than the nominees presented.

Our Board currently consists of eight members: Mr. Lewis, Mr. Bassi, Ms. Campbell, Ms. Chapman-Hughes, Mr. Ginsberg, Ms. Gottschalk, Mr. Kanter and Mr. Warschausky. Proxies cannot be voted for a greater number of persons than the number of nominees named in this Proxy Statement.

For more information on the structure of our Board of Directors and our Board members and nominees, see “Corporate Governance.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THESE NOMINEES.

PROPOSAL NO. 2

PROPOSAL No. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our Board of Directors is responsible for recommending, for stockholder approval, our independent registered public accounting firm. The audit committee has selected the accounting firm of Deloitte & Touche LLP to serve as our independent registered public accounting firm for the fiscal year ending December 25, 2016. Deloitte & Touche LLP has served as our independent registered public accounting firm since before our Initial Public Offering and has also provided non-audit services from time to time.

Although ratification is not required by our Bylaws or otherwise, our Board of Directors is submitting the selection of Deloitte & Touche LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. The audit committee will consider the outcome of this vote in its decision to appoint an independent registered public accounting firm but is not bound by our stockholders’ vote. Even if the selection of Deloitte & Touche LLP is ratified, the audit committee may change the appointment at any time during the year if it determines a change would be in the best interests of the Company and our stockholders.

The following table sets forth the fees paid for audit services during the fiscal years ended December 27, 2015 and December 28, 2014 and for other services during those fiscal years:

	2015	2014
Audit fees (1)	$443,000	$410,538
Tax fees (2)	241,100	229,885
Total fees	$684,100	$640,423
1.	Audit fees include fees for audits of our annual financial statements, reviews of the related quarterly financial statements, and services that are normally provided by the independent accountants in connection with statutory and regulatory filings or engagements, including reviews of documents filed with the SEC.
2.	Tax fees relate to professional services rendered for tax compliance, tax return review and preparation and related tax advice.

Policy on Audit Committee Approval of Audit and Non-Audit Services

The audit committee’s policy is to approve all audit and permissible non-audit services prior to the engagement of our independent registered public accounting firm to provide such services. The audit committee annually approves, pursuant to detailed approval procedures, certain specific categories of permissible non-audit services. Such procedures include the review of (i) a detailed description by our independent registered public accounting firm of the particular services to be provided and the estimated fees for such services and (ii) a regular report to the committee regarding the services provided and the fees paid for such services. The audit committee must approve on a project-by-project basis any permissible non-audit services that do not fall within a pre-approved category and any fees for pre-approved permissible non-audit services that materially exceed the previously approved amounts. In making the determinations about non-audit services, the audit committee considers whether the provision of non-audit services is compatible with maintaining the auditor’s independence.

All services provided to the Company by Deloitte & Touche LLP in fiscal 2015 and fiscal 2014 and related fees were pre-approved by the audit committee.

Representatives of Deloitte & Touche LLP are expected to be present at the 2016 Annual Meeting and to be available to respond to your questions. They have advised us that they do not presently intend to make a statement at the 2016 Annual Meeting, although they will have the opportunity to do so.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 3

PROPOSAL No. 3

APPROVAL OF AMENDED AND RESTATED POTBELLY CORPORATION 2013 LONG-TERM INCENTIVE PLAN

The Board recommends approval of the Potbelly Corporation 2013 Long-Term Incentive Plan, as amended and restated effective as of May 12, 2016 (the “Plan”). We are submitting the Plan to our shareholders for approval in order to satisfy (i) applicable listing rules of Nasdaq and (ii) the stockholder approval requirements under Section 162(m) and other provisions of the Internal Revenue Code of 1986, as amended (the “Code”).

A summary of the principal features of the Plan is provided below, but it is qualified in its entirety by reference to the full text of the amended and restated Plan that is attached to this proxy statement as Appendix A.

Background

We established the Plan in connection with our initial public offering. The purpose of the Plan is to (a) align the interests of our stockholders and the recipients of awards under the plan by increasing the proprietary interest of such recipients in the Company’s growth and success; (b) advance the Company’s interests by attracting and retaining qualified employees, outside directors and other persons providing services to the Company and/or its related companies; and (c) motivate such persons to act in the long-term best interests of our stockholders.

The Board approved an amendment and restatement of the Plan on February 18, 2016. The following are the most significant changes to the Plan included in the amendment and restatement, subject to approval of our shareholders:

•	We have increased the number of shares available for issuance under the Plan to a total number of 4,000,000, as described in greater detail below;

•	We have increased the number of shares available for issuance of incentive stock options under the Plan to a total of 4,000,000 to correspond to the increase in the overall share limit under the Plan;

•	We modified the Plan to provide that dividends or dividend equivalents with respect to awards become vested and payable on the same basis as the underlying award.

On March 16, 2016, the closing price of a share of our common stock on NASDAQ was $13.36.

Summary of Plan

Administration. The Plan generally is administered by the compensation committee of our Board of Directors. The compensation committee selects award recipients under the Plan who will thereby become participants, the types of awards to be granted and the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards, not inconsistent with the plan. The compensation committee also has the authority to conclusively interpret the Plan. Subject to the applicable securities exchange rules and applicable law, the compensation committee may delegate all or any portion of its responsibilities or powers under the Plan to persons selected by it.

Authorized Shares. The Company has reserved 4,000,000 shares of our common stock for issuance pursuant to the Plan. Any shares of our common stock covered by an award under the Plan that expires or is forfeited or terminated without issuance of shares of common stock (including shares of common stock that are attributable to awards that are settled in cash or used to satisfy the applicable tax withholding obligation or to pay the exercise price of an award) will again be available for awards under the Plan. All awards have been made under the limit in place prior to the increased limit proposed under the amended and restated Plan.

Additional Limits. The following additional limits will apply to awards under the Plan: (i) no more than 4,000,000 shares of common stock may be subject to incentive stock options (“ISOs”) granted under the Plan; (ii) the maximum number of shares of common stock that may be covered by options and Stock Appreciation Rights (“SARs”) granted to any one participant in any one calendar year may not exceed 400,000 shares of common stock; (iii) with respect to Full Value Awards (as described below) that are intended to be performance-based compensation, the maximum number of shares of common stock that may be delivered pursuant to any such award granted to any one participant during any calendar year, regardless of whether settlement of the award is to occur prior to, at the time of, or after the time of vesting, may not exceed 400,000 shares of common stock; and

PROPOSAL NO. 3

(iv) in the case of cash incentive awards that are intended to be performance-based compensation, the maximum amount payable to any one participant with respect to any performance period of twelve months (pro rated for performance periods of greater or lesser than 12 months) is $4,500,000.

Adjustments. In the event of a corporate transaction, including a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination or other corporate transaction, that affects our common stock such that the compensation committee determines that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of awards under the Plan, the compensation committee will make adjustments to awards in a manner that it determines to be equitable in its discretion. Actions that the compensation committee may take are: (i) adjustment of the number and kind of shares which may be delivered under the Plan (including adjustments to the individual limitations described above); (ii) adjustment of the number and kind of shares subject to outstanding awards; (iii) adjustment of the exercise price of outstanding options and SARs; and (iv) any other adjustments that the compensation committee determines to be equitable, which may include, without limitation, (A) replacement of awards with other awards which the compensation committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (B) cancellation of the award in return for cash payment of the current value of the award, determined as though the award is fully vested at the time of payment, provided that in the case of an option or SAR, the amount of such payment may be the excess of the value of the shares of common stock subject to the option or SAR at the time of the transaction over the exercise price.

Eligibility. The compensation committee may grant awards under the Plan to any officer, director, employee, consultant, independent contractor or agent of the Company and/or a related company, and persons who are expected to become an officer, director, employee, consultant, independent contractor or agent of the Company or a related company. Awards to a person who is expected to become a service provider to the Company or a related company cannot be effective prior to the date on which such person’s service begins. ISOs may only be granted to employees of the Company and its corporate related companies which satisfy certain Code requirements. As of March 16, 2016, we had approximately 7,000 employees and directors.

Types of Awards. The Plan will provide for grants of options (including nonqualified stock options (“NQOs”) and ISOs), SARs, Full Value Awards and cash incentive awards.

•

Options and SARs. The compensation committee may grant options to purchase shares of common stock, which options may be either ISOs or NQOs. ISOs may only be granted to employees of the Company or its permitted corporate subsidiaries and must satisfy other requirements of section 422 of the Code. An option that does not satisfy the requirements for an ISO will be treated as a NQO. An SAR entitles the participant to receive (in shares of common stock or cash) an amount that is equal to the excess of the fair market value of a specified number of shares of common stock on the exercise date over the exercise price of the SAR. The exercise price of an option or SAR must be no less than the fair market value of a share of common stock on the date the option or SAR is granted. Except for reductions approved by the Company’s stockholders or adjustment for business combinations, the exercise price of an option or SAR may not be decreased after the date of grant nor may an option or SAR be surrendered to the Company as consideration for the grant of a replacement option or SAR with a lower exercise price. In addition, except as approved by the Company’s stockholders, no option granted under the Plan may be surrendered to the Company in consideration of a cash payment if, at the time of such surrender, the exercise price of the option is greater than the then fair market value of a share of common stock. Except as provided by the compensation committee at the time of grant, an option or SAR will expire on the earliest to occur of the following (i) the one-year anniversary after the participant’s employment or service terminates for death or disability (as defined in the Plan), (ii) the three-month anniversary after the participant’s employment or service terminates other than for death, disability or cause (as defined in the Plan), or (iii) the day preceding the date on which the participant’s employment or service terminates for cause. In any event, an option or SAR will expire no later than the 10th anniversary of the date on which it is granted (or such shorter period required by the rules of any stock exchange on which the common stock is listed).

•

Full Value Awards. A Full Value Award is a grant of one or more shares of common stock or a right to receive one or more shares of common stock in the future (including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). Any Full Value Awards will be subject to such conditions, restrictions and contingencies as the compensation committee determines including provisions relating to dividends or dividend equivalent rights and deferred payment or settlement. Special vesting restrictions also apply to Full Value Awards made to employees.

•

Cash Incentive Awards. A cash incentive award is the grant of a right to receive a payment of cash (or in the discretion of the compensation committee, shares of common stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the compensation committee. The grant of cash incentive awards may also be subject to such other conditions, restrictions and contingencies, as determined by the compensation committee, including provisions relating to deferred payment.

PROPOSAL NO. 3

Performance Measures. The compensation committee may designate a Full Value Award or cash incentive award granted to any participant as “performance-based compensation” within the meaning of section 162(m) of the Code and regulations thereunder. To the extent required by section 162(m) of the Code, any Full Value Award or cash incentive award so designated shall be conditioned on the achievement of one or more performance targets as determined by the compensation committee, as follows: (i) earnings including operating income, net operating income, same store net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items) or net earnings; (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return on total capital or return on invested capital), or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends); implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and other legal matters, information technology, and goals relating to contributions, dispositions, acquisitions, development and development related activity, capital markets activity and credit ratings, joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, and other transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation and reorganization of joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, research or development collaborations, and the completion of other corporate transactions; (xix) funds from operations (FFO) or funds available for distribution (FAD); (xx) economic value added (or an equivalent metric); (xxi) stock price performance; (xxii) improvement in or attainment of expense levels or working capital levels; (xxiii) operating portfolio metrics including leasing and tenant retention, (xxiv) new store results, or (xxv) any combination of, or a specified increase in, any of the foregoing. The performance targets may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a related company, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the compensation committee.

Transferability. Awards under the plan generally may not be transferred except through will or by the laws of descent and distribution; provided, however, that unless otherwise provided by the compensation committee, awards (other than an ISO) may be transferred to or for the benefit of the participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family) in accordance with rules established by the compensation committee.

Change in Control. In the event that (i) a participant is employed on the date of a Change in Control (as defined in the Plan) and the participant’s employment or service, as applicable, is terminated by the Company, its successor or a related company that is the participant’s employer for reasons other than cause (as defined in the Plan) within 24 months following the Change in Control, or (ii) the Plan is terminated by the Company or its successor following a Change in Control without provision for the continuation of outstanding awards under the Plan, all options, SARs and related awards which have not otherwise expired will become immediately exercisable and all other awards will become fully vested. A participant’s employment or service will be deemed to have been terminated by the Company or a successor for reasons other than for cause if the participant terminates employment or service after a substantial adverse alteration in the nature of the participant’s status or responsibilities from those in effect immediately prior to the Change in Control or a material reduction in the participant’s annual base salary and target bonus, or in the case of an outside director his annual compensation, as in effect immediately prior to the Change in Control. Special rules apply if, upon a Change in Control, awards in other shares or securities are substituted for outstanding awards under the Plan and if, immediately prior to the Change in Control, the participant becomes an employee or a director of, as applicable, the successor to the Company.

Amendment and Termination. The Board of Directors may, at any time, amend or terminate the Plan, and the Board of Directors or the compensation committee may amend any award agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected participant (or, if the participant is not then living, the affected beneficiary), adversely affect the rights of any participant or beneficiary under any award granted under the Plan prior to the date such amendment is adopted by the Board of Directors (or the compensation committee, if applicable). Adjustments to the Plan and awards on account of business transactions (as described above) are not subject to the foregoing prohibition. The provisions of the Plan that prohibit repricing of options and SARs or exchanges of an option or SAR for another award if the exercise price is below fair market value on the date of the repricing or exchange cannot be amended unless the amendment is approved by the Company’s stockholders.

PROPOSAL NO. 3

U.S. Federal Income Tax Implications of the Plan

The discussion that follows is a summary, based on U.S. federal tax laws and regulations presently in effect, of some significant U.S. federal income tax considerations relating to awards under the Plan. The applicable laws and regulations are subject to change, and the discussion does not purport to be a complete description of the federal income tax aspects of the Plan. This summary does not discuss state, local or foreign laws.

Stock Options. The tax treatment of a stock option depends on whether the option is an NQO or an ISO.

The grant of an NQO will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares of stock acquired over the exercise price for those shares of common stock, and we will be entitled to a corresponding deduction.

The grant of an ISO will not result in taxable income to the participant. The exercise of an ISO will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of us and our eligible subsidiaries (determined under tax rules) during the period beginning on the date of the grant of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code).

The excess of the fair market value of the shares of common stock at the time of the exercise of an ISO over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the ISO is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares of common stock acquired pursuant to the ISO exercise, the participant will have a basis in those shares of common stock equal to the fair market value of the shares of common stock at the time of exercise.

If the participant does not sell or otherwise dispose of the shares of common stock within two years from the date of the grant of the ISO or within one year after receiving the transfer of such shares of common stock, then, upon disposition of such shares of common stock, any amount realized in excess of the exercise price will be taxed to the participant as capital gain, and we will not be entitled to any deduction for Federal income tax purposes.

If the foregoing holding period requirements are not met, the participant will generally realize ordinary income, and a corresponding deduction will be allowed to us, at the time of the disposition of the shares of common stock, in an amount equal to the lesser of (a) the excess of the fair market value of the shares of common stock on the date of exercise over the exercise price, or (b) the excess, if any, of the amount realized upon disposition of the shares of common stock over the exercise price.

Special rules apply if an option is exercised through the exchange of previously acquired stock

SARs. A participant will not be deemed to have received any income upon the grant of a SAR. Generally, when a SAR is exercised, the excess of the market price of common stock on the date of exercise over the exercise price will be taxable to a participant as ordinary income. We are entitled to a deduction in the year of exercise equal to the amount of income taxable to the individual.

Full Value Awards. The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of common stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the participant elects to be taxed at the time of the grant of such shares under Code Section 83(b), the participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the participant will be entitled to no deduction on account thereof. The participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.

In the case of other Full Value Awards, such as restricted stock units or performance stock units, the participant generally will not have taxable income upon the grant of the award provided that there are restrictions on such awards that constitute a substantial risk of forfeiture under applicable Code rules. Participants will generally recognize ordinary income when the restrictions on awards lapse, on the date of grant if there are no such restrictions or, in certain cases, when the award is settled. At that time, the participant will recognize taxable income equal to the cash or the then fair market value of the shares issuable in payment of

PROPOSAL NO. 3

such award, and such amount will be the tax basis for any shares received. In the case of an award which does not constitute property at the time of grant (such as an award of units), participants will generally recognize ordinary income when the award is paid or settled.

We generally will be entitled to a tax deduction in the same amount, and at the same time, as the income is recognized by the participant.

Section 162(m). Compensation that qualifies as Performance-Based Compensation is excluded from the $1 million deductibility cap of Code Section 162(m), and therefore remains fully deductible by the Company paying it. Generally, stock options and SARs granted with an exercise price or exercise price at least equal to 100% of fair market value of the underlying stock at the date of grant and performance awards to employees that the Committee designates as Performance-Based Compensation are intended to qualify as such “performance-based compensation”. A number of requirements must be met in order for particular compensation to so qualify, however, so there can be no assurance that such compensation under the Plan will be fully deductible under all circumstances. In addition, other awards under the Plan, such as non-performance-based awards, generally will not so qualify, so that compensation paid to certain executives in connection with such awards may, to the extent it and other compensation subject to the limitations of Code Section 162(m) in a given year, not be deductible by us as a result of Code Section 162(m). Compensation to certain employees resulting from the earning or vesting of awards in connection with a change in control or termination following a change in control also may be non-deductible under Code Sections 4999 and 280G.

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Plan. This discussion is intended for the information of stockholders considering how to vote at the Annual Meeting and not as tax guidance to participants in the Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PLAN.

Equity Compensation Plan Information

The following table presents certain information related to our equity incentive plans under which our equity securities are authorized for issuance as of December 27, 2015:

	(a)	(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders (1)	4,367,800	$10.53	380,564(2)
Equity compensation plans not approved by security holders	—	—	—
Total	4,367,800	$10.53	380,564
(1)

Consists of the 2001 Equity Incentive Plan, the 2004 Equity Incentive Plan and the 2013 Long-Term Incentive Plan. No further awards may be made under the 2001 Equity Incentive Plan or the 2004 Equity Incentive Plan.

(2)

The total amount reported consists only of shares available for future issuance under the 2013 Long-Term Incentive Plan, which may be issued in connection with awards of stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units.

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

With regard to the fiscal year ended December 27, 2015, the audit committee has (i) reviewed and discussed with management our audited consolidated financial statements as of December 27, 2015 and for the year then ended; (ii) discussed with Deloitte & Touche LLP, the independent auditors, the matters required by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), in Rule 3200T; (iii) received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the audit committee regarding independence; and (iv) discussed with Deloitte & Touche LLP their independence.

Based on the review and discussions described above, the audit committee recommended to our Board of Directors of the Company that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 27, 2015 for filing with the SEC.

Carl Warschausky, Chairman

Susan Chapman-Hughes

Dan Ginsberg

Marla Gottschalk

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Below is a list of the names, ages as of December 27, 2015, positions, and a brief account of the business experience, of the individuals who serve as our executive officers.

Name	Age	Position
Aylwin Lewis	61	Chairman, Chief Executive Officer and President
Michael Coyne	52	Senior Vice President and Chief Financial Officer
Julie Younglove-Webb	45	Senior Vice President, Operations
Matthew Revord	52	Senior Vice President, Chief Legal Officer, General Counsel and Secretary
Nancy Turk	51	Senior Vice President, Chief People Officer and Corporate Communications
Anne Ewing	51	Senior Vice President, Development
John Morlock	60	Senior Vice President, Operations Growth
Sherry Ostrowski	46	Senior Vice President, Brand and Sales Development

Aylwin Lewis has served as our Chief Executive Officer and President and a director since June 2008. From September 2005 to February 2008, Mr. Lewis served as Chief Executive Officer and President of Sears Holdings Corporation. Prior to that, Mr. Lewis was President of Sears Holdings and Chief Executive Officer of KMart and Sears Retail following Sears’ acquisition of KMart Holding Corporation in 2005. Mr. Lewis had been president and Chief Executive Officer of KMart since October 2004 until that acquisition. From January 2003 to October 2004, he was President, Chief Multi-Branding and Operating Officer of Yum! Brands, Inc. and served as Chief Operating Officer of Yum! Brands from December 1999 to January 2003. Mr. Lewis has over 27 years of experience in the restaurant industry. Mr. Lewis is also a member of the board of directors of The Walt Disney Company and Starwood Hotels & Resorts Worldwide.

Michael Coyne has been our Senior Vice President and Chief Financial Officer since May 2015. Prior to joining Potbelly, Mr. Coyne was at CNA Financial from 2005 until 2015, most recently as Senior Vice President, Small Business and prior to that as divisional Chief Financial Officer of CNA’s Property & Casualty Operations business. Prior to CNA, Mr. Coyne spent seven years at Sears Holding Company, culminating as Vice President and Treasurer.

Julie Younglove-Webb has been our Senior Vice President of Operations since May 2015. Ms. Younglove-Webb joined Potbelly in 2008, first learning operations as a General Manager, then was a District Manager before assuming various operations roles before being promoted to Central Zone Vice President. Prior to joining Potbelly, Ms. Younglove-Webb was Senior Vice President and General Manager of Sears Essentials at Sears Holding Corporation, a role she assumed in 2005 after Sears’ acquisition of KMart Holding Corporation. Prior to that acquisition, Ms. Younglove-Webb held various roles of increasing responsibility beginning when she joined KMart in 1999 as Manager, Information Technology and culminating with her role as Vice President, Marketing.

Matthew Revord has been our Senior Vice President, Chief Legal Officer, General Counsel and Secretary since February 2014 and oversees all legal matters of the Company and international development. Mr. Revord joined Potbelly in January 2007 as our Senior Vice President, General Counsel and Secretary. From January 2002 to January 2007, Mr. Revord served as Deputy General Counsel of Brunswick Corporation and General Counsel of Brunswick New Technologies.

Nancy Turk has been our Senior Vice President, Chief People Officer and Corporate Communications since February 2014. Ms. Turk joined Potbelly in September 2008 as our Senior Vice President, Human Resources and Corporation Communications. From 2005 to September 2008, Ms. Turk served as the Divisional Vice President of Corporate Communications at Sears Holdings, and held various human resources leadership roles at Sears Holdings since 1993, where she was involved in divestitures, mergers and acquisitions with Sears Credit, Lands’ End and KMart.

Anne Ewing has been our Senior Vice President, Development since October 2013. Ms. Ewing joined Potbelly in March 2007 and has held various leadership positions in Operations and Marketing. In November 2012, Ms. Ewing was promoted to VP, Development. Prior to joining Potbelly, Ms. Ewing spent 13 years with Starbucks in various leadership positions including New Store Development for the Midwest.

John Morlock has been our Senior Vice President of Operations Growth since May 2015. Mr. Morlock joined Potbelly in December 2002 and has previously served as our Senior Vice President, Chief Operations Officer. Mr. Morlock has deep experience in the restaurant and retail industries. Mr. Morlock started his career with S & A Restaurants from 1978 to 1983. He then went on to be an Operational Partner with Grady’s Goodtimes, a casual dining restaurant, from 1983 to 1986. Mr. Morlock

EXECUTIVE OFFICERS

became Director of Operations for the largest Blockbuster Franchisee and in 1991 became the Zone Vice President for Blockbuster Entertainment Corporation. Mr. Morlock’s experience includes Senior Vice President of Operations of Boston Chicken, Inc. from 1992 to 1994 and then as a Midwest Franchisee with over 100 stores of Boston Market and Einstein Bros. Bagels until 1997. Mr. Morlock has also served as Chief Executive Officer of Clubhouse International Inc., an owner and operator of three country club themed restaurants.

Sherry Ostrowski has been our Senior Vice President, Brand and Sales Development since March 2016. Ms. Ostrowski joined Potbelly in November 2012 as Vice President of Marketing. She is responsible for all marketing activities, including brand marketing, menu innovation, calendar development, digital & social media and consumer insights. Prior to joining Potbelly, Ms. Ostrowski was at Taco Bell from 2000 through 2012, where she held various roles culminating with her position as Sr. Director, Marketing (Brand Execution, Field Marketing & Non-Traditional Channels). She worked on the advertising agency-side of the business prior to 2000.

EXECUTIVE AND DIRECTOR COMPENSATION

EXECUTIVE AND DIRECTOR COMPENSATION

Introduction

Our compensation philosophy is to pay for performance, rewarding employees when performance targets are met. Merit increases, annual incentive compensation, option grants and incremental paid time off are all tied to performance and results. Our compensation programs are designed to attract, retain, motivate, and reward employees. Pay is commensurate with the scope and influence of the employee’s role and the extent to which an employee contributes to the achievement of key initiatives and financial targets, and demonstrates our values. All of our compensation programs are designed to align and reward actions that we believe contribute to our competitiveness and encourage superior performance.

For 2013, in preparation for our IPO, management engaged compensation consultants, Aon Hewitt, to conduct an analysis of our compensation programs and provide recommendations for how best the executive pay programs could be designed after our IPO. In addition to providing advice about broad-based plans generally available to all salaried employees, Aon Hewitt provided:

1.	Executive benchmarking analysis comparing our executives base salary, target variable pay, and total cash compensation (base salary and target variable pay) to market. The compensation consultants also provided details on post-IPO competitive market levels of equity compensation; and

2.	Review of executive employment agreements for competitiveness and compliance with institutional shareholder advisor and general market governance requirements. Aon Hewitt also provided recommendations regarding the competitiveness of the employment agreements against similarly situated companies.

The compensation committee considered Aon Hewitt’s recommendations as well as relevant market practices when setting executive compensation to align our executive compensation program with the market for which we compete for executive talent. Our market for executive recruiting is generally other restaurant or retail concepts. For non-operations executives, we look at the general restaurant industry. In evaluating the competiveness of our executive compensation program, we target compensation against the restaurant industry, specifically the limited-service restaurant segment, national and local competitors to help ensure we are competitive, focusing on items such as equity awards, merit pay, incentive pay and paid time off. We evaluate our executives on a scale of one through five. A score of three means the executive is a “Contributor,” four is a “High Contributor” and five is a “Star.” Annual cash compensation varies based on the executive’s score, performance and contributions to Potbelly.

Executive pay is tied to both the Company’s and the individual’s annual performance. Merit increases, annual incentive compensation, stock options, when granted, and paid time off are generally awarded in March or April of each year, following completion of the first quarter annual performance review cycle, the annual financial audit and approval from the compensation committee. The employment agreements of our named executive officers specify each executive’s annual incentive bonus target under our current bonus program. In addition, at the discretion of our Chief Executive Officer and upon the approval of the compensation committee, there may be an increase or decrease applied to the annual bonus awarded to an executive, including the other named executive officers, in order to account for exceptional circumstances and ensure that annual bonuses further the objectives of our compensation program.

In 2015, the compensation committee engaged Aon Hewitt to conduct an analysis of and provide recommendations for our director compensation programs. The compensation committee considered the benchmarking analysis provided by Aon Hewitt as well as market practice when forming their recommendation to the Board of Directors concerning appropriate compensation for members of our Board of Directors. Aon Hewitt has not provided any additional consulting services to us beyond its role as consultant to the compensation committee.

EXECUTIVE AND DIRECTOR COMPENSATION

2015 Summary Compensation Table

The following table summarizes compensation for the years ending December 27, 2015 and December 28, 2014 earned by our principal executive officer and our two other most highly compensated executive officers. These individuals are referred to as our named executive officers.

Name and Principal Position	Year	Salary	Bonus	Option Awards (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation	Total
Aylwin Lewis	2015	$725,000	$0	$0	$830,647	$0	$1,555,647
Chief Executive Officer	2014	$725,000	$0	$0	$0	$0	$725,000
(Principal Executive Officer)
Michael Coyne	2015	$244,162	$0	$1,039,050	$167,845	$0	$1,451,057
Chief Financial Officer
(Principal Financial Officer)
Julie Younglove-Webb	2015	$299,670	$0	$658,065	$203,930	$0	$1,161,665
Senior Vice President, Operations

(1)	Represents the aggregate grant date fair value of stock option awards.

In May of 2015, Mr. Coyne was granted 150,000 options, which are exercisable without restriction and vest over a period of four years, in connection with his joining Potbelly. In accordance with ASC Topic 718, Compensation—Stock Compensation, fair value of the options was determined using the Black-Scholes-Merton option pricing model and will be amortized over the vesting period. The Company used the following assumptions for purposes of valuing these option grants: common stock fair value of $14.22 per share; expected life of options—seven years; volatility—45.28%; risk-free interest rate—1.89%; and dividend yield—0%. The Company used the simplified method for determining the expected life of the options.

In May of 2015, Ms. Younglove-Webb was granted 95,000 options, which are exercisable without restriction and vest over a period of four years, in connection with her promotion and in recognition of her individual performance during the 2014 fiscal year. In accordance with ASC Topic 718, Compensation—Stock Compensation, fair value of the options was determined using the Black-Scholes-Merton option pricing model and will be amortized over the vesting period. The Company used the following assumptions for purposes of valuing these option grants: common stock fair value of $14.22 per share; expected life of options—seven years; volatility—45.28%; risk-free interest rate—1.89%; and dividend yield—0%. The Company used the simplified method for determining the expected life of the options.
(2)	Non-equity incentive plan compensation represents the amounts earned under the Potbelly Support Center Annual Incentive Plan for performance in fiscal year 2015 and paid in fiscal year 2016.

Employment Agreements

The following is a summary of the employment agreements the Company has entered into with each of the named executive officers. The summary below does not contain complete descriptions of all provisions of the employment agreements of the named executive officers and is qualified in its entirety by reference to such employment agreements, copies of which are filed as exhibits to our registration statement on form S-1-registration number 333-190893. We have also entered into indemnification agreements with our directors and executive officers. See “Related party Transactions—Indemnification Agreements.”

Aylwin Lewis

Mr. Lewis entered into a new Executive Employment Agreement effective as of August 8, 2013 (the “Lewis Agreement”) pursuant to which he will continue to serve as our President and Chief Executive Officer. Under the Lewis Agreement, the term of Mr. Lewis’ employment continues until August 7, 2017. The Lewis Agreement terminates upon death, disability, termination by us with or without cause or resignation by the executive with or without good reason. If, at least 30 days prior to August 7, 2017, (1) we do not offer to extend Mr. Lewis’ employment past the last day of the term on terms reasonably consistent with the terms of his current agreement or (2) we offer to extend Mr. Lewis’ employment past the last day of the term but the parties are unable to reach an agreement on the terms of such continuing employment by August 7, 2017, then Mr. Lewis’ termination of employment upon expiration of the term of the Lewis Agreement will be treated as a termination by us without cause subject to Mr. Lewis’ requests during negotiations being reasonable and consistent with the terms of the Lewis Agreement. The Lewis Agreement generally defines “cause” as Mr. Lewis’ (i) intentional misrepresentation of material information, (ii) felony indictment, (iii) commission of an act involving moral turpitude, (iv) material breach or material default of written obligations that remain unremedied for 30 days after notice, (v) fraud, (vi) embezzlement, (vii) failure to comply with our Board of Director’s written lawful direction that remains unremedied for 30 days after notice, or (viii) willful action to harm the Company or its affiliates. The Lewis Agreement generally defines “good reason” as (1) reduction in base salary or target or maximum bonus percentages, (2) material reduction in position, authority, office, responsibilities or duties, (3) material breach of the agreement by us, (4) Mr. Lewis’ failure to be re-elected to the Board of Directors as Chairman while employed as President and Chief Executive Officer, or (5) relocation to a place more than 50 miles from Chicago, in each case without Mr. Lewis’ consent.

EXECUTIVE AND DIRECTOR COMPENSATION

A reduction in Mr. Lewis’ rate of base salary or target or maximum bonus which does not exceed the percentage reduction of an across the board salary or bonus reduction for management employees will not be treated as an event of “good reason.”

The Lewis Agreement provides Mr. Lewis with a base salary of $725,000 which shall not be increased. The Lewis Agreement also provides that, under our current bonus program, Mr. Lewis is eligible for an annual target bonus of 100% of his base salary and a maximum (stretch) target of 200% of his base salary. For bonus years beginning 2013, the annual bonus amount and terms and conditions are determined in accordance with incentive plan metrics determined in the sole discretion of the compensation committee (but subject to the same targets described above). The compensation committee determined that for fiscal year 2015 the incentive plan metrics applicable to our executive officers would be the Company’s total company revenue, adjusted net income, and adjusted EBITDA (where adjusted EBITDA represents net income (loss) before depreciation and amortization expense, interest expense, provision for income taxes and pre-opening costs, adjusted to eliminate the impact of other items, including certain non-cash as well as certain other items that we do not consider representative of our on-going operating performance). Further, for Mr. Lewis, as an executive officer for fiscal year 2015, the metrics would be weighted as follows: (a) 40%—total company revenue; (b) 30%—adjusted net income; and (c) 30%—adjusted EBITDA. Beginning with fiscal year 2016, the metrics for Mr. Lewis, as an executive officer, will be: (a) 50%—total company revenue; and (b) 50%—adjusted EBITDA. The Lewis Agreement also provides Mr. Lewis with standard benefits and perquisites, a payment of up to $20,000 for legal fees in connection with the negotiation of the employment agreement and review of related agreements and a minimum five weeks of vacation.

Pursuant to the Lewis Agreement, Mr. Lewis was granted a stock option with a Black-Scholes value of $1,200,000 (227,187 shares) on August 8, 2013 (the “Effective Date Grant”). The Effective Date Grant has an exercise price of $10.59. The Lewis Agreement provides that all stock options held by Mr. Lewis prior to the date of the Lewis Agreement (other than the Effective Date Grant) became fully vested on August 8, 2013. The Lewis Agreement also contemplates that Mr. Lewis may be granted equity awards under the Company’s equity incentive plans beginning after August 8, 2015 with a target value of $600,000 (subject to increase or decrease as determined by the compensation committee based on performance).

Mr. Lewis is also a party to a confidentiality, noncompetition, noninterference and intellectual property agreement, with the noncompetition and noninterference covenants lasting for one year after termination of employment. For information regarding the severance benefits under the Lewis Agreement as well as the treatment of Mr. Lewis’ outstanding equity awards upon a qualifying termination or a corporate transaction/change in control, see “—Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control—Aylwin Lewis Employment Agreement.”

Michael Coyne and Julie Younglove-Webb

Mr. Coyne and Ms. Younglove-Webb each entered into an employment agreement with the Company effective as of May 1, 2015. Pursuant to the Employment Agreements, Mr. Coyne serves as our Senior Vice President and Chief Financial Officer and Ms. Younglove-Webb serves as our Senior Vice President, Operations. Mr. Coyne’s agreement provides for a base salary of $375,000, and Ms. Younglove-Webb’s agreement provides for a base salary of $315,000. The salaries may be increased from time to time by the compensation committee at the recommendation of our Chief Executive Officer. The Employment Agreements provide that each of these executives is eligible for an annual target bonus of 60% of base salary. For the current bonus year, the annual bonus amount and terms and conditions for each of these executives are determined in accordance with incentive plan metrics recommended by our Chief Executive Officer and approved by the compensation committee. The compensation committee determined that for fiscal year 2015 the incentive plan metrics applicable to our executive officers would be the Company’s total company revenue, adjusted net income, and adjusted EBITDA (where adjusted EBITDA represents net income (loss) before depreciation and amortization expense, interest expense, provision for income taxes and pre-opening costs, adjusted to eliminate the impact of other items, including certain non-cash as well as certain other items that we do not consider representative of our on-going operating performance.). Further, for Mr. Coyne and Ms. Younglove-Webb, as executive officers, the metrics for fiscal year 2015 were weighted as follows: (a) 40%—total company revenue; (b) 30%—adjusted net income; and (c) 30%—adjusted EBITDA. Prior to Ms. Younglove-Webb’s promotion in May 2015, her metrics were weighted as follows: (a) 30%—total company revenue; (b) 30%—adjusted net income; and (c) 40%—adjusted EBITDA. Beginning with fiscal year 2016, the metrics for Mr. Coyne and Ms. Younglove-Webb, as executive officers, will be weighted as follows: (a) 50%—total company revenue; and (b) 50%—adjusted EBITDA. The Employment Agreements also provide the executives with standard benefits and perquisites and a minimum five weeks of paid time off. The Employment Agreements contemplate that the executives may be granted equity awards under our equity incentive plans.

Each of the Employment Agreements terminates upon death, disability, termination by us with or without cause or resignation by the executive without good reason. The Employment Agreements for Mr. Coyne and Ms. Younglove-Webb define “cause” and “good reason” in a manner that is comparable to the corresponding terms in the Lewis Agreement (except with respect to

EXECUTIVE AND DIRECTOR COMPENSATION

election to the Board and nomination as Chairman of the Board). For information regarding the severance benefits under the Employment Agreements and the treatment of Mr. Coyne’s and Ms. Younglove-Webb’s outstanding equity awards upon a qualifying termination of employment or a corporate transaction/change in control, see “—Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control—Employment Agreements.”

Mr. Coyne and Ms. Younglove-Webb each continue to be parties to a confidentiality, noncompetition, noninterference and intellectual property agreement, with the noncompetition and noninterference covenants lasting for one year after termination of employment.

Equity Awards

Options represent an important component of our executive compensation. We believe long-term incentive awards align the interests of our stockholders and our executives by increasing the proprietary interest of our executives in the Company’s growth and success; advance the Company’s interests by attracting and retaining qualified employees; and motivates our executives to act in the long-term best interests of our stockholders. Long-term incentive awards are issued under our 2013 Long-Term Incentive Plan, which replaced the Potbelly Corporation 2004 Incentive Plan (provided that awards under the 2004 Incentive Plan will continue to be subject to the terms of the 2004 Incentive Plan). The 2013 Long-Term Incentive Plan provides for grants of options (including nonqualified stock options and incentive stock options), stock appreciation rights, full value awards and cash incentive awards. The 2013 Long-Term Incentive Plan is administered by the compensation committee. Under our Insider Trading Policy, our directors and executive officers are prohibited from engaging in short sales or investing in other kinds of hedging transactions or financial instruments that are designed to hedge or offset any decrease in the market value of our securities.

In May of 2015, Ms. Younglove-Webb received a grant of 95,000 stock options in connection with her promotion and in recognition of her individual performance during the 2014 fiscal year. In May of 2015, Mr. Coyne received a grant of 150,000 stock options in connection with the signing of his employment agreement. The equity compensation for our named executive officers (other than Mr. Lewis) is determined by the compensation committee upon the recommendation of Mr. Lewis. Under the terms of his employment agreement, Mr. Lewis was not eligible to receive equity compensation as part of the Company’s annual incentive compensation program in March 2014 or March 2015.

Non-Equity Incentive Awards

The Company has established the Support Center Annual Incentive Plan to provide annual non-equity incentive compensation to executives. For fiscal year 2015, incentives for named executive officers were earned based on the achievement of pre-established targets for performance weighted as follows: (a) 40%—total company revenue; (b) 30%—adjusted net income; and (c) 30%—adjusted EBITDA (where adjusted EBITDA represents net income (loss) before depreciation and amortization expense, interest expense, provision for income taxes and pre-opening costs, adjusted to eliminate the impact of other items, including certain non-cash as well as certain other items that we do not consider representative of our on-going operating performance). For fiscal year 2016, incentives for executive officers will be earned based on the following metrics and weighting: 50%—total company revenue; and (b) 50% adjusted EBITDA. This plan sets a threshold, target and maximum level for each of these metrics applicable to all named executive officers, and the amounts paid are based on the actual figures achieved by the Company. For fiscal year 2015, the other executive officers utilized the same metrics and targets, although with different weights assigned to each metric. For fiscal year 2016, all executive officers will utilize the same metrics and weightings. The targets are set for the year by the compensation committee based on recommendations from Mr. Lewis and Mr. Coyne and are communicated to executives at the beginning of each year. To be eligible for an award under the plan, the executive must receive an annual individual performance appraisal rating of “Contributor” or higher.

The chart below sets forth the threshold, target, and maximum percentages of base salary for awards under the Support Center Annual Incentive Plan in 2015, together with the percentage of actual or weighted salary received, based on actual Company results:

Named Executive Officer	Threshold	Target	Maximum	Percent of Actual or Weighted Average Salary Received
Aylwin Lewis	—	100% of base salary	200% of base salary	110% of salary
Michael Coyne	30% of base salary	60% of base salary	90% of base salary	69% of salary
Julie Younglove-Webb	30% of base salary	60% of base salary	90% of base salary	68% of salary

EXECUTIVE AND DIRECTOR COMPENSATION

2015 Outstanding Equity Awards at Fiscal Year-End

The following table summarizes outstanding stock options for each named executive officer as of December 27, 2015.

	Options Awards
	Number of Securities Underlying Unexercised Options (#)
Named Executive Officer	Exercisable	Unexercisable (1)	Option Exercise Price Per Share	Option Expiration Date
Aylwin Lewis	780,000	0	$8.00	6/16/2018
	286,157	0	$7.22	5/10/2021
	113,594	113,593	$10.59	8/8/2023
Michael Coyne	0	150,000	$14.22	5/8/2025
Julie Younglove-Webb	20,000	0	$8.00	1/7/2019
	3,709	0	$7.00	7/1/2020
	8,000	2,000	$7.22	5/10/2021
	12,000	8,000	$8.16	3/5/2022
	8,000	12,000	$9.47	3/5/2023
	12,500	12,500	$14.00	10/4/2023
	1,796	5,389	$20.53	3/6/2024
	0	95,000	$14.22	5/8/2025

(1)

Unvested portions of option awards are generally forfeited upon termination of employment. See “—Potential Payments Upon Termination of Employment or a Corporate Transaction/Change of Control” for additional information regarding accelerated vesting on certain terminations of employments. The vesting dates for the awards described in the Outstanding Equity Awards at Fiscal Year-End table are as follows:

Named Executive Officer	Vest Date	Number of Securities Underlying Unexercised Options
Aylwin Lewis	8/8/2016	56,797
	8/8/2017	56,796
Michael Coyne	5/8/2016	37,500
	5/8/2017	37,500
	5/8/2018	37,500
	5/8/2019	37,500
Julie Younglove-Webb	1/1/2016	2,000
	3/5/2016	4,000
	3/5/2017	4,000
	3/5/2016	4,000
	3/5/2017	4,000
	3/5/2018	4,000
	10/4/2016	6,250
	10/4/2017	6,250
	3/6/2016	1,796
	3/6/2017	1,796
	3/6/2018	1,797
	5/8/2016	23,750
	5/8/2017	23,750
	5/8/2018	23,750
	5/8/2019	23,750

EXECUTIVE AND DIRECTOR COMPENSATION

Potential Payments Upon Termination of Employment or a Corporate Transaction/Change in Control

Each of our named executive officers serves at the pleasure of our Board of Directors. Our employment agreements with the named executive officers include provisions requiring us to make post-termination payments upon certain qualifying termination events. The disclosure below describes certain compensation that may become payable as a result of a qualifying termination of employment, based on the employment agreement in effect for each executive on December 27, 2015. In addition, the following disclosure describes the impact of a qualifying termination of employment, a corporate transaction or a change in control under the terms of the equity awards held by each of our named executive officers as of December 27, 2015 and modifications to such awards pursuant to the employment agreements. These benefits are in lieu of benefits generally available to salaried employees.

Aylwin Lewis Employment Agreement. Pursuant to the Lewis Agreement, Mr. Lewis will be entitled to receive severance pay and severance benefits if his employment terminates as a result of a qualifying termination (including if we fail to offer to extend Mr. Lewis’ employment or our failure to reach an agreement with Mr. Lewis as to the term of such extension as described above). If terminated as the result of a qualifying termination prior to a Change in Control (which is defined in the 2013 Long-Term Incentive Plan), Mr. Lewis will be eligible to receive severance equal to one year of his then-current base salary and health and dental coverage at active employee contribution rates for 12 months, and all of his outstanding unvested stock options will vest (provided that if the qualifying termination occurs as a result of our failure to offer to extend the term of Mr. Lewis’ employment or our failure to reach an agreement with Mr. Lewis as to the term of such extension as described above, only those unvested stock options granted in 2015 and 2016 will fully vest upon the qualifying termination), all subject to a release. If his employment terminates (1) as a result of a qualifying termination on or within six months prior to a Change in Control and at a time when we are a party to a letter of intent relating to transactions, or we are in negotiations regarding a transaction, which if consummated would constitute a Change in Control, (2) three months prior to a Change in Control or (3) within two years after a Change in Control, Mr. Lewis will be entitled to the severance payments and benefits described above except that his cash severance payment will be equal to the sum of his base salary and annual target bonus and the payments and benefits are not subject to a release.

In addition, if Mr. Lewis’ termination occurs by reason of death or disability, he will be entitled to a cash payment equal to the amount of the annual bonus that he would have received for the bonus year in which the termination date occurs, pro-rated for the portion of the year prior to his termination date and payable at the same time that bonuses are payable in accordance with our normal bonus plan and all stock options that would have vested within one year of his termination will be vested on his termination date.

Under certain of Mr. Lewis’ option award agreements, in the event of a Corporate Transaction (which term generally includes transactions involving a 50% change in ownership of the Company, whether through acquisition of common stock or voting power or through consummation of a reorganization, merger, consolidation or asset sale), the Board of Directors may take action such as (i) providing for the options to be assumed, or equivalent options to be substituted, by the acquiring company; (ii) providing for termination of vested but unexercised options unless exercised prior to the transaction; and (iii) providing for receipt by Mr. Lewis of a cash payment based on the difference between the transaction price and the exercise price.

Options Granted Prior to 2011. Options granted to Mr. Lewis prior to 2011 generally contain the following termination and change in control provisions:

•

If Mr. Lewis’ employment with the Company terminates for any reason other than cause, disability or death, vested options may thereafter be exercised by Mr. Lewis until the earlier to occur of: (i) the date that is one year after the effective date of Mr. Lewis’ termination of employment, and (ii) the expiration date of the option, and to the extent the options are not so exercised, they shall terminate upon such earlier date. If Mr. Lewis dies following a termination for other than cause during the period described in the preceding sentence, vested options may thereafter be exercised by Mr. Lewis’ legal representative until the earlier to occur of: (i) the date that is one year after the effective date of Mr. Lewis’ termination of employment, and (ii) the expiration date, and to the extent the options are not so exercised, they shall terminate upon such earlier date.

•

If Mr. Lewis’ employment with the Company terminates by reason of disability or death, vested options may thereafter be exercised by Mr. Lewis or Mr. Lewis’ legal representative until the earlier to occur of: (i) the date that is one year after the effective date of Mr. Lewis’ termination of employment, and (ii) the expiration date, and to the extent the options are not so exercised, they shall terminate upon such earlier date.

•	If Mr. Lewis is terminated for cause or breaches a covenant in an agreement with the Company, the options automatically terminate.

EXECUTIVE AND DIRECTOR COMPENSATION

•

In the event of a Corporate Transaction, the Board of Directors may take action such as (i) providing for the options to be assumed, or equivalent options to be substituted, by the acquiring company; (ii) providing for termination of vested but unexercised options unless exercised prior to the transaction; (iii) providing for receipt by Mr. Lewis of a cash payment based on the difference between the transaction price and the exercise price; and/or (iv) providing for accelerated vesting prior to the transaction and termination following such transaction.

Michael Coyne and Julie Younglove-Webb Employment Agreements. The Employment Agreements for Mr. Coyne and Ms. Younglove-Webb provide for severance pay and benefits if the executive is terminated in a qualifying termination or if the executive’s employment is terminated due to death or disability. In the event the executive’s employment terminates in a qualifying termination prior to a Change in Control, the executive is entitled to a cash severance payment equal to 12 months of base salary payable in installments over 12 months and subsidized COBRA benefits for 12 months, all subject to a release. In the event the executive’s employment terminates in a qualifying termination on or within 12 months after a Change in Control, the executive is entitled to the same severance payments and benefits described above and a payment equal to the amount of the annual bonus that the executive would have received for the year in which the termination occurs pro-rated through the date of termination and based on actual performance for the year of termination (the “Pro-rated Bonus”). Payments and benefits in connection with a Change in Control are not subject to a release. If termination occurs due to death or disability, in addition to any accrued amounts otherwise owed to the executive, the executive will receive the Pro-rated Bonus, subject to a release. The Employment Agreements for Mr. Coyne and Ms. Younglove-Webb include the definitions of “cause” and “good reason” in a manner that is comparable to the corresponding terms in Mr. Lewis’ employment agreement (except for election to the Board and nomination as chairman of the Board).

Other Plans

Our named executive officers are eligible to participate in our 401(k) plan. The Company matches 50% of the contributions that our employees, including our named executive officers, make to the 401(k) plan, up to 6% of compensation, with a maximum matching contribution of $3,000 per year.

The Company established in fiscal 2014 a non-qualified deferred compensation plan which allows highly compensated employees to defer a portion of their base salary and variable compensation each plan year. The Company matches 50% of the contributions that our highly-compensated employees, including our named executive officers, make to the deferred compensation plan, up to 6% of compensation, with a maximum matching contribution of $3,000 per year. If an employee participates in both the 401(k) plan and the non-qualified deferred compensation plan, the total maximum matching contribution is $3,000 per year.

2015 Director Compensation

The following table summarizes the amounts earned and paid to our non-employee members of our Board of Directors for 2015. Mr. Lewis, our President, Chief Executive Officer and Chairman of the Board receives no additional compensation for his service on our Board of Directors:

Name (1)(2)	Fees Earned or Paid in Cash	Stock Awards (3)	Total
Vann Avedisian (4)	$0	$0	$0
Peter Bassi	$40,000	$40,000	$80,000
Ann-Marie Campbell	$0	$80,000	$80,000
Susan Chapman-Hughes	$0	$80,000	$80,000
Dan Ginsberg	$0	$80,000	$80,000
Marla Gottschalk	$0	$80,000	$80,000
Harvey Kanter	$0	$62,025	$62,025
Bryant Keil (5)	$0	$20,000	$20,000
Dan Levitan (6)	$0	$20,000	$20,000
Carl Warschausky	$40,000	$40,000	$80,000

EXECUTIVE AND DIRECTOR COMPENSATION

(1)

Pursuant to our director compensation program, in effect for 2015, all non-investor/non-employee directors may elect to receive (a) Restricted Stock Units (as defined in the 2013 Long-Term Incentive Plan) (RSUs) of the Company having a value of $40,000 at the time of grant plus $40,000 in cash or (b) RSUs of the Company having a value of $80,000 at the time of grant. The $40,000 cash component is paid out bi-annually, $20,000 at the end of our second fiscal quarter and $20,000 at the end of our fourth fiscal quarter. Mr. Bassi and Mr. Warschausky each elected to receive $40,000 in cash and $40,000 in RSUs, which were issued on May 14, 2015. Ms. Campbell, Ms. Chapman-Hughes, Mr. Ginsberg, and Ms. Gottschalk each elected to receive all of their director compensation in the form of RSUs, which were issued on May 14, 2015. Mr. Kanter received a pro-rata portion of the director compensation covering the period from the date he joined our Board of Directors through the end of the fiscal year. Mr. Kanter elected to receive all of his compensation in RSUs, which were issued on August 7, 2015. In each case, RSUs granted to the non-investor/non-employee directors vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date.

(2)

Pursuant to our director compensation program for fiscal year 2015, our investor/non-employee directors received RSUs having a value of $20,000 at the time of grant. Mr. Keil and Mr. Levitan, each an investor/non-employee director, were issued RSUs on May 14, 2015. The RSUs granted to the investor/non-employee directors vest 50% on the first anniversary of the grant date and 50% on the second anniversary of the grant date.

(3)

The following directors have unvested stock awards at December 27, 2015: Mr. Bassi—2,805; Ms. Campbell—5,610; Ms. Chapman-Hughes—5,610; Mr. Ginsberg—5,610; Ms. Gottschalk—5,610; Mr. Kanter—5,221; Mr. Keil—1,403; Mr. Levitan—1,403; Mr. Warschausky—2,805; each of which represents the RSU award made by the Company in 2015 as discussed in footnote (1) above. No director has any unexercised options at December 27, 2015 except for the following: Mr. Bassi—35,807; Ms. Gottschalk—71,614; Mr. Keil—442,735.

(4)	Mr. Avedisian did not stand for re-election when his term ended in May of 2015.
(5)	Mr. Keil resigned from the Board effective October 2015.
(6)	Mr. Levitan resigned from the Board effective February 2016.

Our Board of Directors has approved a new director compensation plan pursuant to the Potbelly Corporation 2013 Long-Term Incentive Plan, effective beginning in 2016. Under the new director compensation plan, each non-employee Director who is a member of the Board of Directors as of the 2016 Annual Meeting of the Stockholders (the “2016 Annual Meeting”) is eligible to receive $110,000 in annual compensation, with an increase to $135,000 starting with the 2017 Annual Meeting of the Stockholders (the “2017 Annual Meeting”). Additional retainers will be paid to the Lead Director and certain Committee Chairs as described below. Each non-employee Director may elect between the following forms of payment for his or her annual compensation: (1) the non-employee Director receives RSUs having a grant date Fair Market Value of $110,000 in 2016 (to be increased to $135,000 starting in 2017) (with a grant date on or before the end of the respective second fiscal quarter); or (2) the non-employee Director receives: (a) $50,000 in cash in 2016 (to be increased to $60,000 starting in 2017) (half of which will be paid on before the end of the respective second fiscal quarter and half of which will be paid on or before the end of the respective fiscal year); plus (b) RSUs having a grant date Fair Market Value of $60,000 in 2016 (to be increased to $75,000 starting in 2017) (with a grant date on or before the end of the respective second fiscal quarter).

The Lead Director as of the 2016 Annual Meeting receives an additional $20,000 retainer, the Audit Committee Chair as of the 2016 Annual Meeting receives an additional $10,000 retainer in 2016 (with an increase to $15,000 starting with the 2017 Annual Meeting), and the Compensation Committee Chair as of the 2016 Annual Meeting receives an additional $7,500 retainer in 2016 (with an increase to $10,000 starting with the 2017 Annual Meeting). The Lead Director, Audit Committee Chair and Compensation Committee Chair may each elect between the following forms of payment for such additional retainer: (1) RSUs having a grant date Fair Market Value equal to such additional retainer amount (with a grant date on or before the end of the respective second fiscal quarter); or (2) Cash in an amount equal to one-half such additional retainer amount (half of which will be paid on before the end of the respective second fiscal quarter and half of which will be paid on or before the end of the respective fiscal year); plus RSUs having a grant date Fair Market Value of half of such additional retainer amount (with a grant date on or before the end of the respective second fiscal quarter).

RSUs shall vest as follows: fifty percent (50%) on the first anniversary of the grant date, and fifty percent (50%)  on the second anniversary of the grant date.

Stockownership Guidelines

The Board believes that all directors should hold a significant equity interest in Potbelly. Toward this end, the Board expects that all directors own, or acquire within the later of (i) five years of first becoming a director and (ii) five years after our IPO, shares of Potbelly common stock (including restricted shares, but not options, under Potbelly’s equity-linked incentive plans) having a market value of at least four times the annual cash compensation for directors (excluding any additional retainer received for service as Lead Director or as Chair of any Board committee) offered to directors (regardless of whether the director elects to receive such compensation in cash).

RELATED PARTY TRANSACTIONS

RELATED PARTY TRANSACTIONS

Indemnification Agreements

We have entered into indemnification agreements with our current directors and executive officers, in addition to the indemnification provided for in our certificate of incorporation and Bylaws. These agreements, among other things, provide for indemnification of our directors and executive officers for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of our Company, arising out of such person’s services as a director or executive officer of ours. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

Review, Approval or Ratification of Transactions With Related Persons

We have adopted a written policy relating to the approval of related party transactions. Our audit committee will review certain financial transactions, arrangements and relationships between us and any of the following related parties:

•	any of our directors, director nominees or executive officers;

•	any beneficial owner of more than 5% of our outstanding stock;

•	any immediate family member of any of the foregoing; and

•	any entity in which any of the foregoing is employed or has more than a 5% beneficial ownership.

Any member of the audit committee who is a party to a transaction under review will not be permitted to participate in the discussions, consideration or approval of such transaction. Prior to entering into any related party transaction, the interested director or officer shall provide notice of such transaction to our General Counsel. The audit committee shall review any such submissions and shall consider all relevant facts and circumstances of such transaction. The audit committee shall approve only those proposed transactions that are in, or not inconsistent with, the best interests of Potbelly and its stockholders.

In the event management determines a related party transaction exists which was not approved by the audit committee, management will submit the transaction to the audit committee for consideration. The audit committee shall consider all relevant facts and circumstances of such transaction, and shall evaluate all options, including but not limited to ratification, amendment, termination or rescission of the transaction.

The policy lists certain types of transaction in which an officer or director may have an interest that are deemed not to require review as a related party transaction, including (i) transactions in the ordinary course of business not exceeding $25,000, (ii) certain charitable contributions, and (iii) certain approved compensation arrangements.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

The following tables set forth information as of March 4, 2016 as to the beneficial ownership of shares of our common stock by:

•	each person (or group of affiliated persons) known to us to beneficially own more than 5 percent of our common stock;

•	each of our executive officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under SEC rules and generally includes shares for which the holder has voting or investment power. The information does not necessarily indicate beneficial ownership for any other purpose. Unless otherwise indicated below, the address for each listed director, officer and stockholder is c/o Potbelly Corporation, 111 North Canal Street, Suite 850, Chicago, Illinois 60606. The percentage of beneficial ownership shown in the following tables is based on 26,220,971 outstanding shares of common stock as of March 4, 2016. For purposes of calculating each person’s or group’s percentage ownership, shares of common stock issuable pursuant to the terms of stock options exercisable or vesting within 60 days after March 4, 2016 are included as outstanding and beneficially owned for that person or group, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person or group.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Class Beneficially Owned
Beneficial Owners of 5% or more of outstanding common stock
Stephens Investment Holdings, LLC and related investment advisers (1)	1,591,919	6.1%
Directors and Executive Officers
Aylwin Lewis (2)	1,499,587	5.7%
Michael Coyne	0	*
Julie Younglove-Webb (3)	77,801	*
Matthew Revord (4)	279,485	1.1%
Nancy Turk (5)	108,986	*
Anne Ewing (6)	90,755	*
John Morlock (7)	168,311	*
Sherry Ostrowski (8)	25,770	*
Peter Bassi (9)	45,940	*
Ann-Marie Campbell (10)	2,577	*
Susan Chapman-Hughes (11)	3,275	*
Daniel Ginsberg (12)	4,483	*
Marla Gottschalk (13)	136,137	*
Harvey Kanter	0	*
Carl Warschausky (14)	4,200	*
All directors and executive officers as a group (15 people)	2,447,307	9.3%
*	Represents less than 1.0%
(1)

Based solely on report of Schedule 13G filed February 12, 2016. Stephens Investments Holdings LLC (“SIH”) shares voting power over 1,026,315 shares and shares dispositive power over 1,579,615 shares with Stephens Investment Management Group, LLC (“SIMG”), a subsidiary of SIH and an investment adviser. Warren A. Stephens shares voting and dispositive power over (i) all of the shares beneficially owned by SIH, a company owned by Mr. Stephens, and (ii) all of the 12,304 shares beneficially owned by Stephens Inc., a broker or dealer and an investment adviser, which is owned by Mr. Stephens. The address for the entities and individual listed above is 111 Center Street, Little Rock, Arkansas 72201.

(2)	Includes 319,836 shares of common stock and options to purchase 1,179,751 shares of common stock.
(3)	Consists of options to purchase 77,801 shares of common stock.
(4)

Includes 13,775 shares of common stock held by the Matthew J. Revord Declaration of Trust, of which Mr. Revord is a beneficiary, and options to purchase 265,710 shares of common stock held by Mr. Revord.

(5)	Includes 5,194 shares of common stock and options to purchase 103,792 shares of common stock.

BENEFICIAL OWNERSHIP OF OUR COMMON STOCK

(6)	Consists of options to purchase 90,755 shares of common stock.
(7)	Consists of options to purchase 168,311 shares of common stock.
(8)	Consists of options to purchase 25,770 shares of common stock.
(9)

Includes 2,558 shares of common stock held directly by Mr. Bassi; 7,575 shares of common stock held by a family trust of which Mr. Bassi is a beneficiary; and options to purchase 35,807 shares of common stock.

(10)	Consists of 2,577 shares of common stock.
(11)	Consists of 3,275 shares of common stock.
(12)	Consists of 4,483 shares of common stock.
(13)	Includes 64,523 shares of common stock and options to purchase 71,614 shares of common stock.
(14)	Consists of 4,200 shares of common stock held by C.W.W. Trust, of which Mr. Warschausky is beneficiary.

Section 16(a) Beneficial Ownership Reporting Compliance

Compliance with Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC rules to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to the Company and on written representations from our officers and directors, we believe that during 2015, all Section 16(a) filing requirements were complied with on a timely basis, except that each of (1) our former Section 16 officer, Josh Boyer; (2) Mr. Morlock; and (3) Mr. Bassi was late in filing one required report on Form 4 relating to one transaction, in each case due to administrative error.

OTHER MATTERS

OTHER MATTERS

Proxy Solicitation

We will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to beneficial owners of our common stock. We will reimburse these third-parties for reasonable out-of-pocket expenses. We have engaged Broadridge Financial Solutions, Inc. to serve as our proxy solicitor for the Annual Meeting at a base fee of $6,000 plus reimbursement of reasonable expenses. Broadridge will provide advice relating to the content of solicitation materials, solicit banks, brokers, institutional investors, and hedge funds to determine voting instructions, monitor voting, and deliver executed proxies to our voting tabulator. Our directors and officers also may solicit proxies by telephone, electronic transmission and personally. However, our directors and officers will not receive any special compensation for such services.

Stockholder Proposals for the 2017 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, in order to be included in the Company’s proxy materials for the 2017 annual meeting of stockholders, a stockholder proposal must be received in writing by the Company by November 24, 2016 and otherwise comply with all requirements of the SEC for stockholder proposals. The Company’s address is 111 N. Canal Street, Suite 850, Chicago, IL 60606.

In addition, our Bylaws provide that any stockholder who desires to bring a proposal before an annual meeting, or to nominate persons for election as directors, must give timely written notice of the proposal to the Company’s Secretary. To be timely, the notice must be delivered to the above address not less than 90 nor more than 120 calendar days prior to the first anniversary of the date on which the Company held the preceding year’s annual meeting. Accordingly, to be timely, a notice must be received no earlier than January 12, 2017 and no later than February 11, 2017 (assuming the meeting is held not more than 30 days before or more than 60 days after May 12, 2017). The notice must describe the stockholder proposal in reasonable detail and provide certain other information required by our Bylaws.

Form 10-K and Other Filings

Upon written request and at no charge, we will provide a copy of any of our filings with the SEC, including our Annual Report on Form 10-K, with financial statements and schedules for our most recent fiscal year. We may impose a reasonable fee for expenses associated with providing copies of separate exhibits to the report when such exhibits are requested. These documents are also available on our website at http://investors.potbelly.com/financials.cfm, and the website of the SEC at www.sec.gov.

Householding

SEC rules allow delivery of a single annual report and proxy materials, including the Notice of Internet Availability of Proxy Materials, to households at which two or more stockholders reside, unless the affected stockholder has provided contrary instructions. Accordingly, stockholders sharing an address who have been previously notified by their broker or its intermediary will receive only one copy of the Notice of Internet Availability and, if applicable, a single set of the annual report and other proxy materials, unless the stockholder has provided contrary instructions. Individual proxy cards or voting instruction forms (or electronic voting facilities), as applicable, will, however, continue to be provided for each stockholder account. This procedure, referred to as “householding,” reduces the volume of duplicate information received by stockholders, as well as our expenses. Shareholders having multiple accounts may have received householding notifications from their respective brokers and, consequently, such stockholders may receive only one Notice of Internet Availability of Proxy Materials, and if applicable, a single set of the annual report and other proxy materials. Upon written or oral request, Potbelly Corporation will promptly deliver a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials to any beneficial owner at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability of Proxy Materials and, if applicable, a separate set of our annual report and proxy materials, you may write or call Potbelly Corporation at Potbelly Corporation, 111 North Canal Street, Suite 850,

OTHER MATTERS

Chicago, Illinois 60606, Attention: Corporate Secretary, telephone (312) 951-0600. Stockholders currently sharing an address with another stockholder who wish to have only one copy of our Notice of Internet Availability of Proxy Material or annual report and other proxy materials delivered to the household in the future should also contact our corporate secretary.

By order of the Board of Directors,

Matthew J. Revord

Senior Vice President, Chief Legal Officer, General Counsel and Secretary

March 24, 2016

APPENDIX A

APPENDIX A

AMENDED AND RESTATED POTBELLY CORPORATION 2013 LONG-TERM INCENTIVE PLAN

(As Amended and Restated Effective May 12, 2016)

1.	GENERAL

1.1 Purposes. Potbelly Corporation (the “Company”) has established the Potbelly Corporation 2013 Long-Term Incentive Plan (the “Plan”) to: (a) align the interests of the Company’s stockholders and the recipients of Awards under this Plan by increasing the proprietary interest of such recipients in the Company’s growth and success, (b) advance the interests of the Company by attracting and retaining qualified employees, Outside Directors and other persons providing services to the Company and/or to its Related Companies, and (c) motivate Participants to act in the long-term best interests of the Company’s stockholders. The following provisions constitute an amendment and restatement of the Plan, effective May 12, 2016).

1.2 Definitions. For purposes of the Plan, the following definitions shall apply:

(a) “Agreement” shall have the meaning set forth in subsection 6.8.

(b) “Approval Date” means the date on which this amended and restated plan is approved by the Company’s stockholders.

(c) “Award” shall mean an award under Section 3 or 4 of the Plan.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Cash Incentive Award” has the meaning set forth in subsection 4.1(b) of the Plan.

(f) “Cause” shall have the meaning set forth in an employment agreement between the Company or a Related Company and the Participant or, if no such agreement exists, “Cause” shall mean (i) the willful failure to substantially perform the duties assigned by the Company or a Related Company (other than a failure resulting from the Participant’s Disability), (ii) the willful engaging in conduct which is injurious to the Company or any of its Related Companies or the Company’s stockholders, monetarily or otherwise, including conduct that, in the reasonable judgment of the Board, no longer conforms to the standard of the Company’s executives or employees, (iii) any act of dishonesty, commission of a felony, or a violation of any statutory or common law duty of loyalty to the Company or any of its Related Companies.

(g) “Change in Control” means the first to occur of any of the following:

(i) the consummation of a transaction, approved by the stockholders of the Company, to merge the Company with or into or consolidate the Company with another entity or sell or otherwise dispose of all or substantially all of its assets, or the stockholders of the Company adopt a plan of liquidation, provided, however, that a Change in Control shall not be deemed to have occurred by reason of a transaction, or a substantially concurrent or otherwise related series of transactions, upon the completion of which 50% or more of the beneficial ownership of the voting power of the Company, the surviving corporation or corporation directly or indirectly controlling the Company or the surviving corporation, as the case may be, is held by the same persons (although not necessarily in the same proportion) as held the beneficial ownership of the voting power of the Company immediately prior to the transaction or the substantially concurrent or otherwise related series of transactions, except that upon the completion thereof, employees or employee benefit plans of the Company may be a new holder of such beneficial ownership; or

(ii) the “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) of securities representing 50% or more of the combined voting power of the Company is acquired, other than from the Company, by any “person” as defined in Sections 13(d) and 14(d) of the Exchange Act (other than any trustee or other fiduciary holding securities under an employee benefit or other similar equity plan of the Company); or

(iii) at any time during any period of two consecutive years, individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof (unless the election, or the nomination for election by the Company’s stockholders, of each new director was approved by a vote of at least two-thirds of the directors still in office at the time of such election or nomination who were directors at the beginning of such period).

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(i) “Committee” shall have the meaning set forth in subsection 5.1 of the Plan.

APPENDIX A

(j) “Common Stock” shall mean a share of common stock, $.01 par value, of the Company.

(k) “Company” shall have the meaning set forth in subsection 1.1.

(l) “Disability” shall mean that an individual is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. Whether an individual has a “Disability” shall be determined in a manner that is consistent with section 22(e)(3) of the Code.

(m) “Effective Date” shall have the meaning set forth in subsection 6.1 of the Plan.

(n) “Eligible Persons” shall mean any officer, director, employee, consultant, independent contractor or agent of the Company or any Related Company and persons who are expected to become an officer, director, employee, consultant, independent contractor or officer of the Company or any Related Company (but effective no earlier than the date on which such person begins to provide services to the Company or any Related Company), including, in each case, directors who are not employees of the Company or a Related Company.

(o) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(p) “Exercise Price” shall have the meaning set forth in subsection 3.2 of the Plan.

(q) “Expiration Date” shall have the meaning set forth in subsection 3.9 of the Plan.

(r) “Fair Market Value” of a share of Common Stock shall mean, as of any date, the value determined in accordance with the following rules:

(i) If the Common Stock is at the time listed or admitted to trading on any stock exchange, then the Fair Market Value shall be the closing price per share of Common Stock on the principal exchange on which the Common Stock is then listed or admitted to trading on the last trading day preceding the date on which Fair Market Value is to be determined or, if no such sale is reported on that date, on the last preceding date on which a sale was so reported.

(ii) If the Common Stock is not at the time listed or admitted to trading on a stock exchange, the Fair Market Value shall be the closing average of the closing bid and asked price of a share of Common Stock on the date in question in the over-the-counter market, as such price is reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Common Stock in such market.

(iii) If the Common Stock is not listed or admitted to trading on any stock exchange or traded in the over-the-counter market, the Fair Market Value shall be as determined by the Committee in good faith.

For purposes of determining the Fair Market Value of Common Stock that is sold pursuant to a cashless exercise program, Fair Market Value shall be the price at which such Common Stock is sold.

(s) “Full Value Award” shall have the meaning set forth in subsection 4.1(a) of the Plan.

(t) “Incentive Stock Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in section 422 of the Code.

(u) “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.

(v) “Option” means an Award under the Plan that entitles the Participant to purchase shares of Common Stock at an Exercise Price established by the Committee at the time the Option is granted.

(w) “Outside Director” means a director of the Company who is not an officer or employee of the Company or any Related Company.

(x) “Participant” shall have the meaning set forth in subsection 1.3 of the Plan.

(y) “Performance-Based Compensation” shall have the meaning set forth in subsection 4.3 of the Plan.

(z) “Performance Criteria” means performance targets based on one or more of the following criteria:

(i) earnings including operating income, net operating income, same store net operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items) or net earnings; (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth or rate of revenue growth; (vi) return on assets (gross or net), return on investment (including cash flow return on investment), return on capital (including return

APPENDIX A

on total capital or return on invested capital), or return on equity; (vii) returns on sales or revenues; (viii) operating expenses; (ix) stock price appreciation; (x) cash flow (before or after dividends), free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, cash flow in excess of cost of capital or cash flow per share (before or after dividends); (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) cumulative earnings per share growth; (xiv) operating margin or profit margin; (xv) stock price or total stockholder return; (xvi) cost targets, reductions and savings, productivity and efficiencies; (xvii) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation and other legal matters, information technology, and goals relating to contributions, dispositions, acquisitions, development and development related activity, capital markets activity and credit ratings, joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, and other transactions, and budget comparisons; (xviii) personal professional objectives, including any of the foregoing performance targets, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, formation and reorganization of joint ventures and other private capital activity including generating incentive and other fees and raising equity commitments, research or development collaborations, and the completion of other corporate transactions; (xix) funds from operations (FFO) or funds available for distribution (FAD); (xx) economic value added (or an equivalent metric); (xxi) stock price performance; (xxii) improvement in or attainment of expense levels or working capital levels; (xxiii) operating portfolio metrics including leasing and tenant retention, (xxiv) new store results, or (xxv) any combination of, or a specified increase in, any of the foregoing. Where applicable, the performance targets may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company, a Related Company, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Committee. The performance targets may include a threshold level of performance below which no payment will be made (or no vesting will occur), levels of performance at which specified payments will be made (or specified vesting will occur), and a maximum level of performance above which no additional payment will be made (or at which full vesting will occur). Each of the foregoing performance targets shall be determined in accordance with generally accepted accounting principles, if applicable, and shall be subject to certification by the Committee.

(aa) “Plan” shall have the meaning set forth in subsection 1.1.

(bb) “Prior Plan” shall mean the Potbelly Corporation 2004 Equity Incentive Plan.

(cc) “Related Company” shall mean any corporation, partnership, joint venture or other entity during any period in which (i) the Company, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of such entity or at least 50% of the ownership interests in such entity or (ii) such entity, directly or indirectly, owns at least 50% of the combined voting power of all classes of stock of the Company.

(dd) “SAR” means the grant of an Award under the Plan that entitles the Participant to receive, in cash or shares of Common Stock (as determined in accordance with the terms of the Plan) value equal to the excess of: (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise; over (ii) an Exercise Price established by the Committee at the time of grant.

(ee) “Subsidiary” shall mean a corporation that is a subsidiary of the Company within the meaning of section 424(f) of the Code.

(ff) “Substitute Award” means an Award granted or shares of Stock issued by the Company in assumption of, or in substitution or exchange for, an award previously granted, or the right or obligation to make a future award, in all cases by a company acquired by the Company or any Related Company or with which the Company or any Related Company combines. In no event shall the issuance of Substitute Awards change the terms of such previously granted awards such that the change, if applied to a current Award, would be prohibited under Section 3.7.

(gg) “Termination Date” means the date on which a Participant both ceases to be an employee of the Company and the Related Companies and ceases to perform material services for the Company and the Related Companies (whether as a director or otherwise), regardless of the reason for the cessation; provided that a “Termination Date” shall not be considered to have occurred during the period in which the reason for the cessation of services is a leave of absence approved by the Company or the Related Company which was the recipient of the Participant’s services; and provided, further that, with respect to an Outside Director, “Termination Date” means date on which the Outside Director’s service as an Outside Director terminates for any reason.

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1.3 Participation. For purposes of the Plan, a “Participant” is any person to whom an Award is granted under the Plan. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Persons those persons who will be granted one or more Awards under the Plan and, subject to the terms and conditions of the Plan, a Participant may be granted any Award permitted under the provisions of the Plan and more than one Award may be granted to a Participant. Except as otherwise agreed by the Company and the Participant, or except as otherwise provided in the Plan, an Award under the Plan shall not affect any previous Award under the Plan or an award under any other plan maintained by the Company or any of the Related Companies. No Eligible Person or other person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Eligible Persons, or holders or beneficiaries of Awards, or of multiple Awards granted to an Eligible Person. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Eligible Person (whether or not such Eligible Persons are similarly situated).

2.	SHARES RESERVED AND LIMITATIONS

2.1 Shares Available and Other Amounts Subject to the Plan. The shares of Common Stock for which Awards may be granted under the Plan shall be subject to the following:

(a) Shares of Common Stock with respect to which Awards may be made under the Plan shall be currently authorized but unissued shares of Common Stock or currently held or subsequently acquired by the Company as treasury shares (or a combination thereof), including shares purchased in the open market or in private transactions.

(b) Subject to the provisions of subsection 2.2, the number of shares of Common Stock which may be issued with respect to Awards under the Plan shall be equal to 4,000,000. Except as otherwise provided herein, any shares of Common Stock subject to an outstanding Award under the Plan which, for any reason is forfeited, expires or is terminated without issuance of shares of Common Stock (including Awards that are settled in cash) or is tendered or withheld as to any shares in payment of the Exercise Price of the grant or the taxes payable with respect to the exercise or vesting of the Award, then such unpurchased, forfeited, tendered or withheld shares shall thereafter be available for further grants under the Plan.

(c) Except as expressly provided by the terms of this Plan, the issue by the Company of stock of any class, or securities convertible into shares of stock of any class, for cash or property or for labor or services, either upon direct sale, upon the exercise of rights or warrants to subscribe therefor or upon conversion of stock or obligations of the Company convertible into such stock or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, Awards then outstanding hereunder.

(d) To the extent provided by the Committee, any Award may be settled in cash rather than in Common Stock.

(e) Substitute Awards shall not reduce the number of shares of Common Stock that may be issued under the Plan or that may be covered by Awards granted to any one Participant during any period pursuant to subsections 2.1(g) and 2.1(h).

(f) Subject to the terms and conditions of the Plan, the maximum number of shares of Common Stock that may be delivered to or on behalf of Participants under the Plan with respect to Incentive Stock Options shall be 4,000,000; provided, however, that to the extent that shares not delivered must be counted against this limit as a condition of satisfying the rules applicable to Incentive Stock Options, such rules shall apply to the limit on Incentive Stock Options granted under the Plan.

(g) The maximum number of shares of Common Stock that may be covered by Awards granted to any one Participant during any one calendar-year period pursuant to Section 3 (relating to Options and SARs) shall be 400,000 shares. For purposes of this subsection 2.1(g), if an Option is in tandem with an SAR, such that the exercise of the Option or SAR with respect to a share of Common Stock cancels the tandem SAR or Option right, respectively, with respect to such share, the tandem Option and SAR rights with respect to each share of Common Stock shall be counted as covering only one share of Common Stock for purposes of applying the limitations of this subsection 2.1(g).

(h) For Full Value Awards that are intended to be Performance-Based Compensation, no more than 400,000 shares of Common Stock may be delivered pursuant to such Awards granted to any one Participant during any one calendar-year period (regardless of whether settlement of the Award is to occur prior to, at the time of, or after the time of vesting); provided that Awards described in this 2.1(h) shall be subject to the following:

(i) If the Awards are denominated in Common Stock but an equivalent amount of cash is delivered in lieu of delivery of shares of Common Stock, the foregoing limit shall be applied based on the methodology used by the Committee to convert the number of shares of Common Stock into cash.

(ii) If delivery of Common Stock or cash is deferred until after the Common Stock has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the Common Stock is earned shall be disregarded.

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(i) For Cash Incentive Awards that are intended to be Performance-Based Compensation, the maximum amount payable to any Participant with respect to any twelve month performance period shall equal $4,500,000 (pro rated for performance periods that are greater or lesser than twelve months); provided that Awards described in this subsection 2.1(i), shall be subject to the following:

(i) If the Awards are denominated in cash but an equivalent amount of Common Stock is delivered in lieu of delivery of cash, the foregoing limit shall be applied to the cash based on the methodology used by the Committee to convert the cash into Common Stock.

(ii) If delivery of Common Stock or cash is deferred until after cash has been earned, any adjustment in the amount delivered to reflect actual or deemed investment experience after the date the cash is earned shall be disregarded.

2.2 Adjustments to Shares of Common Stock. In the event of a stock dividend, stock split, reverse stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares, sale of assets or subsidiaries, combination, or other corporate transaction that affects the Common Stock such that the Committee determines, in its sole discretion, that an adjustment is warranted in order to preserve the benefits or prevent the enlargement of benefits of Awards under the Plan, the Committee shall, in the manner it determines equitable in its sole discretion, (a) adjust the number and kind of shares which may be delivered under the Plan (including adjustments to the number and kind of shares that may be granted to an individual during any specified time as described in subsection 2.1); (b) adjust the number and kind of shares subject to outstanding Awards; (c) adjust the Exercise Price of outstanding Options and SARs; and (d) make any other adjustments that the Committee determines to be equitable (which may include, without limitation, (i) replacement of Awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (ii) cancellation of the Award in return for cash payment of the current value of the Award, determined as though the Award is fully vested at the time of payment, provided that in the case of an Option or SAR, the amount of such payment may be the excess of value of the shares of Common Stock subject to the Option or SAR at the time of the transaction over the exercise price).

2.3 Change in Control. In the event that (a) a Participant is employed or otherwise in service on the date of a Change in Control and the Participant’s employment or service, as applicable, is terminated by the Company or the successor to the Company (or a Related Company which is his or her employer) for reasons other than Cause within 24 months following the Change in Control, or (b) the Plan is terminated by the Company or its successor following a Change in Control without provision for the continuation of outstanding Awards hereunder, all Options, SARs and related Awards which have not otherwise expired shall become immediately exercisable and all other Awards shall become fully vested. For purposes of this subsection 2.3, a Participant’s employment or service shall be deemed to be terminated by the Company or the successor to the Company (or a Related Company) if the Participant terminates employment or service after (i) a substantial adverse alteration in the nature of the Participant’s status or responsibilities from those in effect immediately prior to the Change in Control, or (ii) a material reduction in the Participant’s annual base salary and target bonus, if any, or, in the case of a Participant who is an Outside Director, the Participant’s annual compensation, as in effect immediately prior to the Change in Control. If, upon a Change in Control, awards in other shares or securities are substituted for outstanding Awards pursuant to subsection 2.2, and immediately following the Change in Control the Participant becomes employed by (if the Participant was an employee immediately prior to the Change in Control) or a board member of (if the Participant was an Outside Director immediately prior to the Change in Control) the entity into which the Company merged, or the purchaser of substantially all of the assets of the Company, or a successor to such entity or purchaser, the Participant shall not be treated as having terminated employment or service for purposes of this subsection 2.3 until such time as the Participant terminates employment or service with the merged entity or purchaser (or successor), as applicable.

3.	STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

3.1 Options and SARs. The Committee shall designate the Participants to whom Options or SARs are to be granted under this Section 3 and shall determine the number of shares of Common Stock subject to each such Option or SAR and the other terms and conditions thereof, not inconsistent with the Plan. Without limiting the generality of the foregoing, the Committee may not grant dividend equivalents (current or deferred) with respect to any Option or SAR granted under the Plan. An Option will be deemed to be a Non-Qualified Option unless it is specifically designated by the Committee as an Incentive Stock Option.

3.2 Exercise Price. The “Exercise Price” of each Option and SAR granted under this Section 3 shall be established by the Committee at the time the Option or SAR is granted; provided, however, that in no event shall such price be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant (or, if greater, the par value of a share of Common Stock).

3.3 Limits on Incentive Stock Options. If the Committee grants Incentive Stock Options, then to the extent that the aggregate fair market value of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any

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individual during any calendar year (under all plans of the Company and all Subsidiaries) exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options to the extent required by section 422 of the Code. Any Option that is intended to constitute an Incentive Stock Option shall satisfy any other requirements of section 422 of the Code and, to the extent such Option does not satisfy such requirements, the Option shall be treated as a Non-Qualified Stock Option.

3.4 Term and Exercisability. Except as otherwise expressly provided in the Plan, an Option or SAR granted under the Plan shall be exercisable in accordance with the following:

(a) The terms and conditions relating to exercise and vesting of an Option or SAR shall be established by the Committee to the extent not inconsistent with the Plan, and may include, without limitation, conditions relating to completion of a specified period of service, achievement of performance standards prior to exercise or the achievement of Common Stock ownership guidelines by the Participant.

(b) No Option or SAR may be exercised by a Participant prior to the date on which it is exercisable (or vested) or after the Expiration Date applicable thereto. In no event shall an Option or SAR expire later than the tenth anniversary of the grant date of such Option or SAR.

3.5 Payment of Exercise Price. The payment of the Exercise Price of an Option granted under this Section 3 shall be subject to the following:

(a) Subject to the following provisions of this subsection 3.5, the full Exercise Price of each share of Common Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise through the use of cash equivalents (including broker-assisted cashless exercise), payment may be made as soon as practicable after the exercise) and, as soon as practicable thereafter, a certificate representing the shares of Common Stock so purchased shall be delivered to the person entitled thereto or shares of Common Stock so purchased or such shares of Common Stock shall otherwise be registered in the name of the Participant on the records of the Company’s transfer agent and credited to the Participant’s account.

(b) Subject to applicable law, the Exercise Price shall be payable in cash or cash equivalents (including broker-assisted cashless exercise), by tendering, by actual delivery or by attestation (including by means of a net exercise), shares of Common Stock valued at Fair Market Value as of the day of exercise or by a combination thereof; provided, however, that shares of Common Stock may not be used to pay any portion of the Exercise Price unless the holder thereof has good title, free and clear of all liens and encumbrances.

3.6 Post-Exercise Limitations. The Committee, in its discretion, may impose such restrictions on shares of Common Stock acquired pursuant to the exercise of an Option as it determines to be desirable, including, without limitation, restrictions relating to disposition of the shares and forfeiture restrictions based on service, performance, Common Stock ownership by the Participant, conformity with the Company’s recoupment or clawback policies and such other factors as the Committee determines to be appropriate.

3.7 No Repricing. Except for either adjustments pursuant to subsection 2.2 of the Plan (relating to the adjustment of shares), or reductions of the exercise price approved by the Company’s stockholders, the exercise price for any outstanding Option or SAR may not be decreased after the date of grant nor may an outstanding Option or SAR granted under the Plan be surrendered to the Company as consideration for the grant of a replacement Option or SAR with a lower exercise price. Except as approved by the Company’s stockholders, in no event shall any Option or SAR granted under the Plan be surrendered to the Company in consideration for a cash payment if, at the time of such surrender, the exercise price of the Option or SAR is greater than the then current Fair Market Value of a share of Common Stock. In addition, no repricing of an Option shall be permitted without the approval of the Company’s stockholders if such approval is required under the rules of any stock exchange on which the Common Stock is listed.

3.8 Tandem Common Stock Options and SARs. A Option may but need not be in tandem with an SAR, and an SAR may but need not be in tandem with an Option (in either case, regardless of whether the original award was granted under this Plan or another plan or arrangement). If an Option is in tandem with an SAR, the exercise price of both the Option and SAR shall be the same, and the exercise of the Option or SAR with respect to a share of Common Stock shall cancel the corresponding tandem SAR or Option right with respect to such share. If an SAR is in tandem with an Option but is granted after the grant of the Option, or if an Option is in tandem with an SAR but is granted after the grant of the SAR, the later granted tandem Award shall have the same exercise price as the earlier granted Award, but the exercise price for the later granted Award may not be less than the Fair Market Value of the Common Stock at the time of such grant.

3.9 Expiration Date. The “Expiration Date” with respect to an Option or SAR means the date established as the Expiration Date by the Committee at the time of the grant (as the same may be modified in accordance with the terms of the Plan); provided,

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however, that the Expiration Date with respect to any Option or SAR shall not be later than the earliest to occur of the ten-year anniversary of the date on which the Option or SAR is granted or the following dates, unless the following dates are determined otherwise by the Committee:

(a) if the Participant’s Termination Date occurs by reason of death or Disability, the one-year anniversary of such Termination Date;

(b) if the Participant’s Termination Date occurs for reasons other than death or Disability or Cause, the three-month anniversary of such Termination Date; or

(c) if the Participant’s Termination Date occurs for Cause, the day preceding the Termination Date.

In no event shall the Expiration Date of an Option or SAR be later than the ten-year anniversary of the date on which the Option or SAR is granted (or such shorter period required by law or the rules of any stock exchange on which the Common Stock is listed).

4.	FULL VALUE AWARDS AND CASH INCENTIVE AWARDS

4.1 Definitions.

(a) A “Full Value Award” is a grant of one or more shares of Common Stock or a right to receive one or more shares of Common Stock in the future (including restricted stock, restricted stock units, deferred stock units, performance stock and performance stock units). Such grants may be subject to one or more of the following, as determined by the Committee:

(i) The grant may be in consideration of a Participant’s previously performed services or surrender of other compensation that may be due.

(ii) The grant may be contingent on the achievement of performance or other objectives (including completion of service) during a specified period.

(iii) The grant may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the Participant or achievement of performance or other objectives.

The grant of Full Value Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to dividend or dividend equivalent rights and deferred payment or settlement. Notwithstanding the foregoing, no dividends or dividend equivalent rights will be paid or settled on Full Value Awards that have not otherwise been earned or vested.

(b) A “Cash Incentive Award” is the grant of a right to receive a payment of cash (or in the discretion of the Committee, shares of Common Stock having value equivalent to the cash otherwise payable) that is contingent on achievement of performance objectives over a specified period established by the Committee. The grant of Cash Incentive Awards may also be subject to such other conditions, restrictions and contingencies, as determined by the Committee, including provisions relating to deferred payment.

4.2 Special Vesting Rules. Except for (a) awards granted in lieu of other compensation and (b) grants that are a form of payment of earned performance awards or other incentive compensation, if (I) an employee’s right to become vested in a Full Value Award is conditioned on the completion of a specified period of service with the Company or the Related Companies, without achievement of performance targets or other performance objectives (whether or not related to performance measures) being required as a condition of vesting, then the required period of service for full vesting shall be not less than three years and (II) if an employee’s right to become vested in a Full Value Award is conditioned upon the achievement of performance targets or other performance objectives (whether or not related to performance measures) being required as a condition of vesting, then the required vesting period shall be at least one year, subject, to the extent provided by the Committee, to pro rated vesting over the course of such three or one year period, as applicable, and to acceleration of vesting in the event of the Participant’s death, Disability, involuntary termination, retirement or in connection with a Change in Control.

4.3 Performance-Based Compensation. The Committee may designate a Full Value Award or Cash Incentive Award granted to any Participant as “Performance-Based Compensation” within the meaning of section 162(m) of the Code and regulations thereunder. To the extent required by section 162(m) of the Code, any Full Value Award or Cash Incentive Award so designated shall be conditioned on the achievement of one or more performance targets as determined by the Committee and the following additional requirements shall apply:

(a) The performance targets established for the performance period established by the Committee shall be objective (as that term is described in regulations under section 162(m) of the Code), and shall be established in writing by the Committee not

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later than 90 days after the beginning of the performance period (but in no event after 25% of the performance period has elapsed), and while the outcome as to the performance targets is substantially uncertain. The performance targets established by the Committee may be with respect to corporate performance, operating group or sub-group performance, individual company performance, other group or individual performance, or division performance, and shall be based on one or more of the Performance Criteria.

(b) A Participant otherwise entitled to receive a Full Value Award or Cash Incentive Award for any performance period shall not receive a settlement or payment of the Award until the Committee has determined that the applicable performance target(s) have been attained. To the extent that the Committee exercises discretion in making the determination required by this subsection 4.3(b), such exercise of discretion may not result in an increase in the amount of the payment.

(c) If a Participant’s employment terminates because of death or Disability, or if a Change in Control occurs prior to the Participant’s Termination Date, the Participant’s Cash Incentive Award may, to the extent provided by the Committee, become vested without regard to whether the Cash Incentive Award would be Performance-Based Compensation.

(d) A Full Value Award designated as Performance-Based Compensation shall not vest prior to the first anniversary of the date on which it is granted (subject to acceleration of vesting, to the extent provided by the Committee, in the event of the Participant’s death, Disability or Change in Control).

Nothing in this Section 4 shall preclude the Committee from granting Full Value Awards or Cash Incentive Awards under the Plan or the Committee, the Company or any Related Company from granting any Cash Incentive Awards outside of the Plan that are not intended to be Performance-Based Compensation; provided, however, that, at the time of grant of Full Value Awards or Cash Incentive Awards by the Committee, the Committee shall designate whether such Awards are intended to constitute Performance-Based Compensation. To the extent that the provisions of this Section 4 reflect the requirements applicable to Performance-Based Compensation, such provisions shall not apply to the portion of the Award, if any, that is not intended to constitute Performance-Based Compensation.

5.	COMMITTEE

5.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the committee described in subsection 5.2 (the “Committee”) in accordance with this Section 5. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

5.2 Selection of Committee. So long as the Company is subject to Section 16 of the Exchange Act, the Committee shall be selected by the Board and shall consist of not fewer than two members of the Board or such greater number as may be required for compliance with Rule 16b-3 issued under the Exchange Act and shall be comprised of persons who are independent for purposes of applicable stock exchange listing requirements. Any Award granted under the Plan which is intended to constitute Performance-Based Compensation (including Options and SARs) shall be granted by a Committee consisting solely of two or more “outside directors” within the meaning of section 162(m) of the Code and applicable regulations. Notwithstanding any other provision of the Plan to the contrary, with respect to any Awards to Outside Directors, the Committee shall be the Board.

5.3 Powers of Committee. The authority to manage and control the operation and administration of the Plan shall be vested in the Committee, subject to the following:

(a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to (i) select Eligible Persons who will receive Awards under the Plan, (ii) determine the time or times of receipt of Awards, (iii) determine the types of Awards and the number of shares of Common Stock covered by the Awards, (iv) establish the terms, conditions, performance targets, restrictions, and other provisions of Awards, (v) modify the terms of, cancel or suspend Awards, (vi) reissue or repurchase Awards, and (vii) accelerate the exercisability or vesting of any Award. In making such Award determinations, the Committee may take into account the nature of services rendered by the respective employee, the individual’s present and potential contribution to the Company’s or a Related Company’s success and such other factors as the Committee deems relevant.

(b) Subject to the provisions of the Plan, the Committee will have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to Performance-Based Compensation, and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(c) Subject to the provisions of the Plan, the Committee will have the authority and discretion to conclusively interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan and to make all other determinations that may be necessary or advisable for the administration of the Plan.

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(d) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.

(e) Except as otherwise expressly provided in the Plan, where the Committee is authorized to make a determination with respect to any Award, such determination shall be made at the time the Award is made, except that the Committee may reserve the authority to have such determination made by the Committee in the future (but only if such reservation is made at the time the Award is granted, is expressly stated in the Agreement reflecting the Award and is permitted by applicable law).

Without limiting the generality of the foregoing, it is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to section 409A of the Code, the Plan and the Awards comply with the requirements of section 409A of the Code and that the Plan and Awards be administered in accordance with such requirements and the Committee shall have the authority to amend any outstanding Awards to conform to the requirements of section 409A.

5.4 Delegation by Committee. Except to the extent prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it. Any such allocation or delegation may be revoked by the Committee at any time.

5.5 Information to be Furnished to Committee. The Company and the Related Companies shall furnish the Committee such data and information as may be required for it to discharge its duties. The records of the Company and the Related Companies as to an employee’s or Participant’s employment or provision of services, termination of employment or cessation of the provision of services, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.

5.6 Liability and Indemnification of Committee. No member or authorized delegate of the Committee shall be liable to any person for any action taken or omitted in connection with the administration of the Plan unless attributable to his own fraud or willful misconduct; nor shall the Company or any Related Company be liable to any person for any such action unless attributable to fraud or willful misconduct on the part of a director or employee of the Company or Related Company. The Committee, the individual members thereof, and persons acting as the authorized delegates of the Committee under the Plan, shall be indemnified by the Company against any and all liabilities, losses, costs and expenses (including legal fees and expenses) of whatsoever kind and nature which may be imposed on, incurred by or asserted against the Committee or its members or authorized delegates by reason of the performance of a Committee function if the Committee or its members or authorized delegates did not act dishonestly or in willful violation of the law or regulation under which such liability, loss, cost or expense arises. This indemnification shall not duplicate but may supplement any coverage available under any applicable insurance.

6.	MISCELLANEOUS

6.1 Effective Date, Term and Prior Plans. This Plan, as amended and restated, shall be effective as of the date that it is approved by the Board (the “Effective Date”); provided, however, that no Awards shall be granted under the Plan prior to the Approval Date. The Plan shall be unlimited in duration and, in the event of Plan termination, shall remain in effect as long as any shares of Common Stock awarded under it are outstanding and not fully vested; provided, however, that no new Awards will be made under the Plan on or after the tenth anniversary of the Effective Date.

6.2 Limit on Distribution. Distribution of Common Stock or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Common Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity.

(b) In the case of a Participant who is subject to Section 16(a) and 16(b) of the Exchange Act, the Committee may, at any time, add such conditions and limitations to any Award to such Participant, or any feature of any such Award, as the Committee, in its sole discretion, deems necessary or desirable to comply with Section 16(a) or 16(b) and the rules and regulations thereunder or to obtain any exemption therefrom.

(c) To the extent that the Plan provides for issuance of certificates to reflect the transfer of Common Stock, the transfer of such Common Stock may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed.

6.3 Liability for Cash Payments. Subject to the provisions of this Section 6, each Related Company shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such payment is attributable to the services rendered for that Related Company by the Participant. Any disputes relating to liability of a Related Company for cash payments shall be resolved by the Committee.

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6.4 Withholding. All Awards and other payments under the Plan are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Committee, through the surrender of Common Stock which the Participant already owns or to which a Participant is otherwise entitled under the Plan; provided, however, previously-owned Common Stock that has been held by the Participant or Common Stock to which the Participant is entitled under the Plan may only be used to satisfy the minimum tax withholding required by applicable law (or other rates that will not have a negative accounting impact).

6.5 Transferability. Awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or, unless otherwise provided by the Committee, pursuant to a qualified domestic relations order (within the meaning of the Code and applicable rules thereunder). To the extent that the Participant who receives an Award under the Plan has the right to exercise such Award, the Award may be exercised during the lifetime of the Participant only by the Participant. Notwithstanding the foregoing provisions of this subsection 6.5, unless otherwise provided by the Committee, Awards may be transferred to or for the benefit of the Participant’s family (including, without limitation, to a trust or partnership for the benefit of a Participant’s family), subject to such procedures as the Committee may establish. In no event shall an Incentive Stock Option be transferable to the extent that such transferability would violate the requirements applicable to such option under section 422 of the Code.

6.6 Notices. Any notice or document required to be filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company or the Related Company, as applicable, at its principal executive offices. The Committee may, by advance written notice to affected persons, revise such notice procedure from time to time. Any notice required under the Plan (other than a notice of election) may be waived by the person entitled to notice.

6.7 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification or revocation thereof, shall be in writing filed with the applicable Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

6.8 Agreement With the Company or Related Company. At the time of an Award to a Participant under the Plan, the Committee may require a Participant to enter into an agreement with the Company or the Related Company, as applicable (the “Agreement”), in a form specified by the Committee, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Committee may, in its sole discretion, prescribe.

6.9 Limitation of Implied Rights.

(a) Neither a Participant nor any other person shall, by reason of the Plan, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the amounts, if any, payable under the Plan, unsecured by any assets of the Company and any Related Company. Nothing contained in the Plan shall constitute a guarantee by the Company or any Related Company that the assets of such companies shall be sufficient to pay any benefits to any person.

(b) The Plan does not constitute a contract of employment or continued service, and selection as a Participant will not give any employee the right to be retained in the employ or service of the Company or any Related Company, nor any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a stockholder of the Company prior to the date on which he fulfills all service requirements and other conditions for receipt of such rights and shares of Common Stock are registered in his name.

6.10 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.

6.11 Action by the Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors or governing body or by action of one or more members of the board or governing body (including a committee of the board or governing body) who are duly authorized to act for the board or, in the case of any Related Company which is a partnership, by action of its general partner or a person or persons authorized by the general partner, or (except to the extent prohibited by applicable law or the rules of any stock exchange on which the Common Stock is listed) by a duly authorized officer of the Company.

6.12 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

APPENDIX A

6.13 Applicable Law. The provisions of the Plan shall be construed in accordance with the laws of the State of Delaware, without giving effect to choice of law principles.

6.14 Foreign Employees. Notwithstanding any other provision of the Plan to the contrary, the Committee may grant Awards to eligible persons who are foreign nationals on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan. In furtherance of such purposes, the Committee may make such modifications, amendments, procedures and subplans as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or a Related Company operates or has employees. The foregoing provisions of this subsection 6.14 shall not be applied to increase the share limitations of Section 2 or to otherwise change any provision of the Plan that would otherwise require the approval of the Company’s stockholders.

7.	AMENDMENT AND TERMINATION.

The Board may, at any time, amend or terminate the Plan, and the Board or the Committee may amend any Award Agreement, provided that no amendment or termination may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), adversely affect the rights of any Participant or beneficiary under any Award granted under the Plan prior to the date such amendment is adopted by the Board (or the Committee, if applicable); and further provided that adjustments pursuant to subsection 4.2 shall not be subject to the foregoing limitations of this Section 7; and further provided that the provisions of subsection 3.7 (relating to Option and SAR repricing) cannot be amended unless the amendment is approved by the Company’s stockholders; and provided further that, no other amendment shall be made to the Plan without the approval of the Company’s stockholders if such approval is required by law or the rules of any stock exchange on which the Common Stock is listed. It is the intention of the Company that, to the extent that any provisions of this Plan or any Awards granted hereunder are subject to section 409A of the Code, the Plan and the Awards comply with the requirements of section 409A of the Code and that the Board shall have the authority to amend the Plan as it deems necessary to conform to section 409A. Notwithstanding the foregoing, the Company does not guarantee that Awards under the Plan will comply with section 409A and the Committee is under no obligation to make any changes to any Award to cause such compliance.

POTBELLY CORPORATION 111 NORTH CANAL STREET SUITE 850 CHICAGO, IL 60606	VOTE BY INTERNET - www.proxyvote.com
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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR each of the following nominees:

			☐	☐	☐
1.	Election of Directors

Nominees

01	Ann-Marie Campbell 02 Dan Ginsberg			03 Harvey Kanter

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 25, 2016.						☐	☐	☐

3.	Approval of the Amended and Restated Potbelly Corporation 2013 Long-Term Incentive Plan.						☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

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POTBELLY CORPORATION

Annual Meeting of Stockholders

May 12, 2016 at 8:00 AM

This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Aylwin Lewis and Matt Revord, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of POTBELLY CORPORATION that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 8:00 AM, CDT on May 12, 2016, at the Westin O’Hare Hotel, 6100 N. River Road, Rosemont, Illinois 60018, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side